EXHIBIT 10.46

STANDARD INDUSTRIAL LEASE AGREEMENT

     THIS LEASE (“Lease”), made this 1st day of December, 2003, by and between ROBERT PATTILLO PROPERTIES, INC., a Georgia corporation, hereinafter referred to as “Landlord”; and POTTERY BARN, INC., a California corporation, hereinafter referred to as “Tenant”;

     Definitions

     The “Cell One Premises” means the approximate 416,000 square foot portion of the building on the Property (defined below) and the corresponding parking area, all as shown on Exhibit A-1.

     The “Cell Two Premises” means the approximate 364,000 square foot portion of the building on the Property and the corresponding parking area, all as shown on Exhibit A-1.

     The “Cell Three Premises” means the approximate 332,800 square foot portion of the building on the Property and the corresponding parking area, all as shown on Exhibit A-1.

     “Cell” means each of the Cell One Premises, the Cell Two Premises and the Cell Three Premises.

     “Landlord’s Cell One Work” has the meaning given it in Exhibit B and as described in the Cell One Plans (defined below) and everything reasonably inferable therefrom.

     “Landlord’s Cell Two Work” has the meaning given it in Exhibit B and as described in the Cell Two Plans (defined below) and everything reasonably inferable therefrom.

     “Landlord’s Cell Three Work” has the meaning given it in Exhibit B and shall be consistent with the “Baseline Elements for Cell Three” as defined in Paragraph 4 below and as described in the Cell Three Plans (defined below) and everything reasonably inferable therefrom.

     “Cell One Commencement Date” shall be the date on which Landlord’s Cell One Work is Substantially Complete. For purposes of this paragraph the office portion of the Cell One Premises shall be deemed Substantially Complete if the Bathrooms, the Breakroom and the Phone Room are Substantially Complete. The remainder of the office area shall be Substantially Complete within fifty (50) days after the approval or deemed approval of the Cell One Plans (as hereinafter defined)(the “Cell One Office Substantial Completion Date”), as same may be adjusted as provided herein.

     “Cell Two Commencement Date” shall be the date Landlord’s Cell Two Work is Substantially Complete.

     “Cell Three Commencement Date” shall be the date Landlord’s Cell Three Work is Substantially Complete.

     “Commencement Date” means each of the Cell One Commencement Date, the Cell Two Commencement Date and the Cell Three Commencement Date.

     “Target Date” means, as applicable, each of the Cell One Target Date, the Cell Two Target Date and the Cell Three Target Date.

     “Premises” means, collectively, (i) the Cell One Premises, the Cell Two Premises, and, if the Expansion Option (defined below) has been exercised by Tenant, the Cell Three Premises, but as to each Cell only to the extent its Commencement Date has occurred plus (ii) the portion underneath the respective Cell of the real property described on Exhibit A (the “Property”).

     “Cell One Rent” means $2.47 per square foot per year from the Cell One Commencement Date through the fourth anniversary of the Cell One Commencement Date, and $2.56 per square foot per year from the first day after the fourth anniversary date of the Cell One Commencement Date until the end of the Initial Term.

     “Cell Two Rent” means $2.47 per square foot per year from the Cell Two Commencement Date through the fourth anniversary of the Cell One Commencement Date, and

$2.56 per square foot per year from the first day after the fourth anniversary date of the Cell One Commencement Date until the end of the Initial Term.

     “Cell Three Rent” means $2.56 per square foot per year.

     “Rent” means, collectively, the Cell One Rent, the Cell Two Rent, and the Cell Three Rent, but as to each Cell, only to the extent its Commencement Date has occurred.

     “Building” means the portion of the Cell One Premises that is an industrial building, that portion of the Cell Two Premises that is an industrial building and, if constructed, that portion of the Cell Three Premises that is an industrial building, as constructed or to be constructed as contemplated herein.

     “Date of this Lease” shall be the date upon which both Landlord and Tenant (and any guarantor of Tenant’s obligations hereunder) have fully executed and delivered a copy of this Lease to the other party.

     “Business Day” means any day except a Saturday, Sunday, or other day on which commercial banks in Atlanta, Georgia are authorized or required by applicable law to close.

     “Term” means collectively, the Initial Term (as hereinafter defined) and, if applicable, any Renewal Term (as hereinafter defined) exercised by Tenant in accordance with the further provisions of this Lease.

     “Substantial Completion or Substantially Complete” means, as to each Cell, the date on which Landlord’s Work for that Cell has been completed to the extent that: (x) Landlord has obtained and delivered a copy to Tenant of (i) a temporary certificate of occupancy for the Cell issued by the appropriate governing authority authorizing the occupancy and use of that Cell; (ii) a certificate of substantial completion for the Landlord’s Work issued by Landlord’s architect in the form commonly used and promulgated by the American Institute of Architects; and (y) all aspects of Landlord’s Work are complete except for minor “punch-list” items as set forth in a written document determined by a walk through of the Cell by Landlord and Tenant to be held within twenty-four (24) hours of notice from Landlord to Tenant of the need for same. Upon determination of the Commencement Date for a particular Cell, the parties agree to execute a written statement setting forth the Commencement Date for such Cell.

     “Landlord’s Work” means, as applicable, each of the Cell One Landlord’s Work, the Cell Two Landlord’s Work, and the Cell Three Landlord’s Work.

W I T N E S S E T H:

Premises

     1. For and in consideration of the rents, covenants, agreements, and stipulations hereinafter set forth, to be paid, kept and performed by Tenant, Landlord hereby leases and rents to Tenant, and Tenant hereby leases and takes upon the terms and conditions hereinafter set forth, the Premises. This Lease is subject to all encumbrances, easements, covenants and restrictions of record as of the Date of this Lease which have been disclosed to Tenant in writing prior to the Date of this Lease and to such other customary easements and other matters as may be hereafter placed against the Premises pursuant to the normal development of the Premises, provided that such other easements and matters do not materially and adversely affect Tenant’s use or occupancy of the Premises, and to any subsequent mortgage granted by Landlord (“Permitted Exceptions”).

Term

     2. (a) To have and to hold for a term to commence on the Cell One Commencement Date as to the Cell One Premises, and on the Cell Two Commencement Date as to the Cell Two Premises, and to end at midnight on the last day of the seventy-second (72nd) full calendar month after the Cell Two Commencement Date (the “Initial Term”), subject to the following sentence, and Paragraphs 4 and 5. If the Expansion Option (as hereinafter defined) is exercised, the term for the Cell Three Premises will commence on the Cell Three Commencement Date, and the Initial Term for the entire Premises (the Cell One Premises, the Cell Two Premises and the Cell Three Premises) will end on the later of either (i) midnight of the last day of the seventy second

(72nd) full calendar month after the Cell Two Commencement Date or (ii) midnight on the last day of the sixtieth (60th) full calendar month after the Cell Three Commencement Date.

     (b) Notwithstanding the foregoing in this Paragraph 2, following the Date of this Lease, and prior to any of the applicable Commencement Dates, Tenant may enter and occupy any portion of a Cell at reasonable times and provided that: (i) doing so will not materially interfere with Landlord’s Work; and (ii) Tenant’s personnel report to the job site supervisor immediately upon entering the Premises. Any construction or installation work performed by Tenant at the Premises prior to a Commencement Date for a particular Cell must be done so as to minimize interference with Landlord’s general contractor. Tenant agrees to indemnify and hold harmless Landlord against all claims (except for such claims as may arise from Landlord’s negligence or willful misconduct) for injuries to persons or damages to property by reason of Tenant’s entering a Cell prior to Substantial Completion of that Cell.

Initial Construction Matters

     3. (a) Landlord shall fully complete (including all punch-list items) the Landlord’s Cell One Work and the Landlord’s Cell Two Work in accordance with the terms of EXHIBIT B attached hereto and the respective Cell One Plans and the Cell Two Plans and those things reasonably inferable therefrom. Except if caused by Tenant’s negligence or breach of this Lease, Landlord agrees that the Landlord’s Work shall be completed in a good and workmanlike manner and in accordance with all applicable laws, codes and ordinances. Landlord, at no cost to Tenant, shall (i) repair any material defect in materials and workmanship of the Landlord’s Cell One Work for a period of one (1) year following the Cell One Commencement Date, (ii) shall repair any material defect in materials and workmanship of the Landlord’s Cell Two Work for a period of one (1) year following the Cell Two Commencement Date, and (iii) if applicable, shall repair any material defect in materials and workmanship of the Landlord’s Cell Three Work for a period of one (1) year following the Cell Three Commencement Date. Further, such obligation of Landlord in the immediately preceding sentence shall extend to two (2) years from the applicable Commencement Date as to the parking areas for the particular Cell. During the Term, Landlord shall repair any latent defects in the Premises (excluding any work regarding items or work performed by Tenant) which were not reasonably discoverable by a prudent inspection of the Premises by a qualified contractor at the time of the Commencement Date of a particular Cell. Landlord and Tenant will cooperate with one another in the enforcement of any warranties, including any manufacturer’s or contractor’s guaranties, issued in connection with the Landlord’s Cell One Work, the Landlord’s Cell Two Work and the Landlord’s Cell Three Work.

          (b) Before beginning construction of any portion of the Landlord’s Cell One Work, the Landlord’s Cell Two Work or the Landlord’s Cell Three Work, Landlord and Tenant shall agree upon the complete plans and specifications for Landlord’s Cell One Work (“Cell One Plans”) and for Landlord’s Cell Two Work (“Cell Two Plans”) or for the Landlord’s Cell Three Work (“Cell Three Plans”), as the case may be, all of which plans and specifications shall be consistent in all material respects with the applicable provisions of Exhibit B attached hereto. Landlord shall, within ten (10) days after the Date of this Lease (such date, the “Plan Submittal Date”), submit to Tenant a draft of the Cell One Plans (“Cell One Preliminary Plans”), which plans shall be marked “For Permit” and be in form and content sufficient for submission for review and approval by the appropriate governing building authority. The Cell One Plans, the Cell Two Plans and the Cell Three Plans shall be prepared solely at Landlord’s expense. Tenant shall notify Landlord of its approval or disapproval of the Cell One Preliminary Plans within four (4) days after Tenant’s receipt of the Cell One Preliminary Plans (the “First Tenant Response Date”). In the event Tenant disapproves any aspect of the Cell One Preliminary Plans, Tenant shall provide Landlord on or before the First Tenant Response Date specific comments which, if incorporated into the Cell One Preliminary Plans would cause Tenant to approve the Plans. Thereafter, Landlord shall cause to be incorporated into the Cell One Preliminary Plans all of Tenant’s comments, and, within two (2) Business Days after receipt from Tenant of such comments (the “First Revised Plan Date”), shall resubmit the revised Cell One Preliminary Plans to Tenant for its approval, which revised plans shall bear the date of such revision and must incorporate all of Tenant’s comments. Tenant shall again be required to respond within four (4) days after Tenant’s receipt of the revised Cell One Preliminary Plans (the “Second Tenant Response Date”) and Landlord shall correct and resubmit the Cell One Preliminary Plans with a revision date shown on such plans again within two (2) Business Days after the Second Tenant Response Date (the “Second Revised Plan Date”). After the Second Revised Plan Date, with each successive resubmission of the corrected Cell One Preliminary Plans by Landlord, Tenant shall then only have two (2) days to make any further comments or disapprovals (which date deadlines shall be additional Tenant Response Dates). If Tenant has not responded within two days after the Plan Submittal Date or the First Revised Plan Date for a Cell, then Landlord shall contact Tenant via telephone by calling Dean Miller at (901) 546-7426 to inform the Tenant that Landlord has not received a response from Tenant to such plans or revised plans, as the case may be. In the event Tenant does not respond to any proposed plans or revised plans within the required time frame, then each day thereafter shall be a Tenant Delay (defined below) without any further notice requirement from Landlord. The procedure described for plan approval shall continue until such time as the Cell One Plans have been approved by Tenant. In addition, Landlord shall, on or before the Plan Submittal Date, submit to Tenant a draft of the Cell Two Plans (“Cell Two Preliminary Plans”) in the same level of detail and preparation as described above for the Cell One Preliminary Plans. The same back and forth submittal and response mechanism, with the same time period requirements, set forth above for the Cell One Preliminary Plans shall ensue until the Landlord and Tenant agree upon the Cell Two Plans. Landlord and Tenant acknowledge that the work described on Exhibit “B” does not constitute final construction drawings or a complete description of the work to be performed by Landlord, but rather, that Landlord will prepare the Cell One Plans and the Cell Two Plans based generally upon such work described on Exhibit B and that such plans will be revised as part of the plan process described above to provide additional details and refinement as to the scope of Landlord’s Work. To this end, Landlord agrees to prepare the Cell One Plans and the Cell Two Plans to include a scope of work including all of the items shown on Exhibit “B and otherwise generally comparable to the scope of work customarily performed by developers of comparable industrial facilities in the greater Memphis marketplace, but in no event shall Landlord’s scope of work include additional items relating to Tenant’s specific use or desire other than as shown on Exhibit B or as otherwise may be handled in a Change Proposal.

          (c) Landlord shall use diligent efforts to complete the Landlord’s Cell One Work on or before the date that is forty (40) days from and after the approval or deemed approval of the Cell One Plans (“Cell One Target Date”), and shall use its diligent efforts to complete the Landlord’s Cell Two Work on or before the date that is one hundred fifteen (115) days from and after the approval or deemed approval of the Cell Two Plans (“Cell Two Target Date”). The Cell Two Target Date and the Cell Three Target Date (as hereinafter defined) shall be subject to adjustment due to Force Majeure (as hereinafter defined) and the Commencement Dates shall be subject to adjustment due to Tenant Delay (as hereinafter defined). “Force Majeure” means an act of God, fire, casualty, strike, boycott, power outages (not resulting from the acts or omissions of Landlord), floods, washouts, explosions, earthquakes, storms, weather (including wet ground or inclement weather which prevents construction), riot, insurrections, war, terrorist act or catastrophe. “Tenant Delay” means any delay in the completion of the Landlord’s Cell One Work, the Landlord’s Cell Two Work or the Landlord’s Cell Three Work resulting from (x) the performance of any work or act in the Premises by Tenant, its contractors, employees and agents, (y) Tenant’s failure to timely respond to plan submissions or revised plan submissions as described in subparagraph (b) above or (z) Tenant’s failure to timely perform the walk through as described in the definition of Substantially Complete. The Cell Two Target Date and the Cell Three Target Date, as applicable, shall be extended by one day for each day that the Cell Two Target Date and the Cell Three Target Date, as applicable, is delayed by Force Majeure. Each Target Date, as applicable, will be extended by the aggregate number of days denominated as extending the Target Date in the Change Proposals for that Cell. The Cell One Commencement Date, the Cell Two Commencement Date and the Cell Three Commencement Date, as applicable, shall, for each day that the Commencement Date for that particular Cell, as applicable, has not occurred by reason of a Tenant Delay, be deemed to have occurred on the date each would have otherwise occurred but for the Tenant Delay. Landlord must give telephonic notice to Tenant by calling Dean Miller at (901) 546-7426 within twenty four (24) hours after an event that gives rise to Force Majeure or Tenant Delay (a “Delay Notice”). In the event that Landlord does not timely give a Delay Notice, then the claimed delay shall not be deemed to have occurred until twenty four (24) hours prior to the time that such Delay Notice is actually given by Landlord. In the event that Tenant disputes the occurrence of any event of Force Majeure or Tenant Delay claimed by Landlord or the duration of any such event, Tenant shall provide Landlord with written notice of such dispute within ten (10) days after Landlord’s delivery of the applicable Delay Notice (each such notice, a “Dispute Notice”). In the event Tenant fails to provide a timely Dispute Notice, Tenant shall be deemed to have waived any objection to the occurrence of such event of Force Majeure or Tenant Delay and the duration of such event. In the event Tenant timely delivers a Dispute Notice, Landlord shall nonetheless proceed with Landlord’s Work. However, as to all Dispute Notices pertaining to a particular Cell, the dispute as to whether the applicable event constitutes Force Majeure or Tenant Delay and/or the duration of such event will be resolved by submitting the matter to binding arbitration in accordance with the rules of the American Arbitration Association within fifteen (15) days after the Commencement Date for that particular Cell. The parties agree that the findings of the arbitration shall be binding upon the parties. The parties further agree that any fees or expenses incurred in such arbitration in resolving any such dispute shall be shared equally by Landlord and Tenant.

          (d) No substantial modifications shall be made to the Cell One Plans, the Cell Two Plans or the Cell Three Plans, nor shall the construction contemplated therein be materially altered or performed other than in conformity therewith, without the prior written consent of Landlord and Tenant. Any changes proposed by Tenant shall be submitted to Landlord in writing and, upon receipt, Landlord shall cause its contractor to promptly prepare and shall submit to Tenant a detailed, written analysis (the “Proposed Change Proposal”) setting forth: (i) the additional cost (if any) of construction arising from the change(s) broken down according to trade and giving unit pricing for all materials, and per-hour or per-day pricing on labor, (ii) the deviations (if any) from or changes in the approved plans for the affected work necessitated by such change(s) and the additional cost of same, and (iii) the number of days (if any) by which the applicable Target Date will be extended to account for such change(s). Regarding clause (ii) in the preceding sentence, the “additional cost” may not exceed the actual cost of labor and material with no greater than a ten percent mark-up by any subcontractor and a ten percent mark-up by the Landlord’s general contractor; Landlord may not mark-up the additional cost. Within two (2) Business Days following receipt of a Proposed Change Proposal by Tenant, Tenant shall notify Landlord in writing of its decision to accept, reject or negotiate the Change Proposal. If following good faith negotiation between Landlord and Tenant (which will not conclude until an in-person meeting has occurred between Dean Miller for Tenant, and James Topple for Landlord), they are unable to agree on a Proposed Change Proposal, Tenant shall be deemed to have rejected the Proposed Change Proposal. Tenant, may cause the work covered by any rejected Proposed Change Proposal to be performed with its own forces or by a third party, and Landlord and Tenant agree to take all reasonable measures to allow such work to be completed with minimal interference to both such work and Landlord’s Work.

In the event Tenant accepts the Proposed Change Proposal (as accepted, a “Change Proposal”) in the manner set forth above, Tenant shall, within five days after the Commencement Date of the applicable Cell, pay to Landlord any additional funds provided for in the Change Proposal, and Landlord shall promptly commence construction in accordance with the Change Proposal. In the event Tenant rejects the Proposed Change Proposal, or is deemed to have rejected, Landlord shall proceed with construction as originally approved in accordance with the Plans, unless Tenant elects to undertake the work as described above.

          (e) Regarding each of the Cell One Premises or the Cell Two Premises, Tenant will accrue one day free rent for each day the Landlord is late in meeting a Plan Submittal Date, a Revised Plan Date, the Cell One Target Date or the Cell Two Target Date, as such dates may have been adjusted in accordance with the terms of paragraph 3(c) above due to Force Majeure. Failure by Landlord to have the remainder of the office area (i.e the areas not consisting of the Breakroom, Bathrooms and Phone Room) Substantially Complete on the Cell One Office Substantial Completion Date shall give Tenant a credit of $1,000.00 against the next rent due for each late day, subject to Force Majeure and Tenant Delay. Notwithstanding the first sentence of this subparagraph (e), Landlord shall have the opportunity to make up delays in meeting a Plan Submittal Date or a Revised Plan Date. In this regard, Tenant shall accrue free rent only to the extent that the Cell One Commencement Date or the Cell Two Commencement Date, as the case may be, (as adjusted in accordance with the terms of paragraph 3(c) above due to Tenant Delays) occurs after the date that would otherwise have been the Cell One Target Date or the Cell Two Target Date but for Landlord’s failure to meet a Plan Submittal Date or Revised Plan Date. Further, if the Plan Submittal Date is less than 10 days from the Date of this Lease, Tenant shall accrue free rent only to the extent that the Cell One Commencement Date or the Cell Two Commencement Date, as applicable, occurs after the date that would otherwise have been the Cell One Target Date or the Cell Two Target Date had the Plan Submittal Date been 10 days after the Date of this Lease.

     For example, if the Date of Lease is November 1, the Plan Submittal Date is November 15 (14 days after lease execution or 4 days late), and Landlord and Tenant approve the plans the next day (November 16); then the Cell One Target Date would be December 26 (40 days after plan approval). If the Cell One Lease Commencement Date occurs on December 24, then Tenant would receive two (2) days of free rent, since the Cell One Lease Commencement Date occurred two (2) days after the date that would otherwise have been the Cell One Target Date (December 22) if not for Landlord’s delay in meeting the Plan Submittal Date.

     By further example, if, in the above example, the Plan Submittal Date is November 6 (5 days after lease execution or 5 days early) and Landlord and Tenant approve the plans the next day (November 7); then the Cell One Target Date would be December 17. If the Cell One Commencement Date occurs on December 20, no free rent would accrue, since the Cell One Lease Commencement Date occurred within 40 days of the date that would otherwise have been the Cell One Target Date (December 22) if not for Landlord’s acceleration of the Plan Submittal Date.

          (f) Notwithstanding the fact that the Commencement Date for a Cell may have occurred, Landlord shall diligently pursue completion and fully complete the Landlord’s Work pertaining to the affected Cell in order to obtain a full certificate of occupancy from the appropriate governing authority. Tenant will cooperate with Landlord to obtain a full certificate of occupancy. If Landlord fails to complete all punch-list items within twenty (20) days following each Cell’s Commencement Date, Tenant may do so at Landlord’s expense and deduct the cost thereof from the next Rental payment due (but only until Tenant has fully recovered the amount which it has paid on Landlord’s behalf pursuant to this subparagraph) in an amount not exceeding twenty-five percent (25%) of each installment of monthly Rent. It is anticipated that a full certificate of occupancy for the Cell One Premises will be obtained contemporaneously with Landlord’s obtaining the full certificate of occupancy for the Cell Two Premises.

Expansion Option

     4. Subject to the further provisions of this Paragraph 4, Tenant has a one-time option (the “Expansion Option”) to require Landlord to undertake and complete Landlord’s Cell Three Work, and to lease the Cell Three Premises from Landlord under the terms of this Paragraph 4, and on all the other terms and conditions contained in this Lease. Provided that Tenant is not in default beyond any applicable notice or cure period as of the time Tenant gives notice to Landlord or at any time during the construction of the Cell Three Premises, Tenant may exercise the Expansion Option, by giving written notice to Landlord (“Tenant’s Expansion Notice”) on or before the first anniversary of the Cell Two Commencement Date (“Expansion Deadline Date”). Following receipt of Tenant’s Expansion Notice, Landlord and Tenant will follow the same approval procedures for the plan approval and construction of the Cell Three Premises as described in Paragraph 3 regarding the Cell One Premises and the Cell Two Premises, except that the “Cell Three Target Date” shall be the date that is one hundred thirty (130) days from and after the approval or deemed approval of the Cell Three Plans. The Landlord’s Cell Three Work and the Cell Three Plans (which shall be prepared by Landlord at its expense) shall be consistent with the following elements (collectively, the “Baseline Elements for Cell Three”): (i) the Cell Three Premises shall be built using the same general warehouse specifications as the Cell One Premises and the Cell Two Premises, (ii) the Cell Three Premises shall have the same bay sizes and the same general warehouse improvement finishes as the Cell One Premises and the Cell Two Premises including, without limitation, metal halide lighting, sixty battery charging stations, six air changes per hour and dock packages similar to the Premises on all doors to be utilized by Tenant in the Cell Three Premises in the same proportion of doors to be used by Tenant in the Cell Two Premises as described on Exhibit B, (iii) an additional guardhouse will be located at the northerly end of the Cell Three Premises, (iv) the existing auto parking area at the south end of the Cell One Premises will be modified to conform to the general configuration shown on EXHIBIT A-1, and (v) there shall be no more than 2000 square feet of office and no additional load bearing roof requirements. Landlord and Tenant acknowledge that the work described in the Baseline Elements for Cell Three do not constitute final construction drawings or a complete description of the work to be performed by Landlord, but rather, that Landlord will prepare the Cell Three Plans based generally upon such work described in the Baseline Elements for Cell Three and that such plans will be revised as part of the plan approval process described above to provide additional details and refinement as to the scope of work to be performed by Landlord. To this end, Landlord agrees to prepare the Cell Three Plans so as to include a scope of work including all of the items shown in the Baseline Elements for Cell Three and otherwise generally comparable to the scope of work contained in Landlord’s Cell One Work and Landlord’s Cell Two Work, and customarily performed by developers of comparable industrial facilities in the greater Memphis marketplace, but in no event shall Landlord’s scope of work include additional items relating to Tenant’s specific use or desire other than as shown on Exhibit B or as otherwise may be undertaken in a Change Proposal. Regarding the Cell Three Premises, Tenant will accrue one day free rent for each day the Landlord is late in meeting the Cell Three Target Date, Plan Submittal Date (which, in the case of the Cell Three Premises, shall be ten (10) days after Landlord’s timely receipt of Tenant’s Expansion Notice) or a Revised Plan Date, as such dates may be adjusted due to Force Majeure and subject further to the “make-up” provisions of Paragraph 3(e) above. The Cell Three Commencement Date shall be subject to advancement due to Tenant Delays in accordance with the terms of paragraph 3(c) above. In the event Tenant fails to provide the Tenant’s Expansion Notice on or before the Expansion Deadline Date, then this Expansion Option shall terminate and Tenant shall have no further right or option to expand the Premises or to require the Landlord to construct the Landlord’s Cell Three Work. The Expansion Option shall terminate in the event that (y) the named Tenant enters into an Assignment (as defined in Paragraph 17) of the Lease which, under Paragraph 17, requires Landlord’s consent, or (z) in the event Tenant subleases more than twenty five (25%) percent of the combined area in the Cell One Premises and the Cell Two Premises to any entity which, under Paragraph 17, requires Landlord’s consent.

Renewal Option

     5. Landlord grants Tenant two consecutive options (each a “Renewal Option”) to extend the term of this Lease. Each Renewal Option shall extend the term for two years (each a “Renewal Term”). Tenant may exercise a Renewal Option by delivering written notice (a “Renewal Notice”) of its exercise not later than six months prior to the expiration of the Initial Term or the Renewal Term, as the case may be. Provided that Tenant is not in default beyond any applicable notice and cure period as of the time Tenant gives the applicable Renewal Notice to Landlord or at the time the then applicable term of this Lease would otherwise expire, Tenant may exercise its first Renewal Option as to (i) the Cell One Premises only; (ii) the Cell One Premises and the Cell Two Premises only; or (iii) the Cell One Premises, the Cell Two Premises, and the Cell Three Premises (but as to the Cell Three Premises, only if Tenant has exercised the Expansion Option). Tenant may exercise its second Renewal Option for all or any of the Cells for which it exercised under its first Renewal Option, but only in the combinations of Cells permitted in clauses (i), (ii), or (iii) of the immediately preceding sentence. If Tenant has not timely exercised its first Renewal Option as to any Cell, Tenant’s second Renewal Option will lapse as to such Cell and be of no further force or effect. With respect to any Cell for which Tenant has exercised a Renewal Term, all of the terms and conditions of this Lease shall remain in full force and effect during the Renewal Terms except that Landlord shall not be required to perform any improvements, modifications or installations to the Premises except as specifically noted below and the following terms shall govern:

          (a) If Tenant exercises a Renewal Option for only the Cell One Premises, the Cell One Rent will be — $2.87 per square foot per year for the first Renewal Term, and $2.98 per square foot per year for the second Renewal Term, if applicable.

          (b) If Tenant exercises a Renewal Option for only the Cell One Premises and Cell Two Premises, and did not exercise the Expansion Option, the Cell One Rent and the Cell Two Rent will each be — $2.76 per square foot per year for the first Renewal Term, and, as to the second Renewal Term, if exercised for the Cell One Premises and the Cell Two Premises, $2.88 per square foot per year for the second Renewal Term, if applicable.

          (c) If Tenant exercises a Renewal Option for only the Cell One Premises and Cell Two Premises, and did exercise the Expansion Option, the Cell One Rent and the Cell Two Rent will each be — $2.82 per square foot per year for the first Renewal Term, and, as to the second Renewal Term, if exercised for the Cell One Premises and the Cell Two Premises, $2.93 per square foot per year for the second Renewal Term, if applicable.

          (d) If Tenant exercises a Renewal Option for the Cell One Premises, Cell Two Premises, and the Cell Three Premises, the Cell One Rent, the Cell Two Rent and the Cell Three Rent will each be — $2.76 per square foot per year for the first Renewal Term, and, as to the second Renewal Term, if exercised for the Cell One Premises, the Cell Two Premises and the Cell Three Premises, $2.88 per square foot per year for the second Renewal Term, if applicable.

          (e) If Tenant exercises a Renewal Option for the Cell One Premises only, Tenant at its cost and expense, will cause to be constructed a demising wall between the Cell One Premises and the Cell Two Premises, from floor to ceiling deck, with a single layer of 5/8” sheetrock on both sides, and with a single layer of 5/8” plywood on both sides to a height of eight feet above the floor. If Tenant exercises a Renewal Option for only the Cell One Premises and Cell Two Premises, and did exercise the Expansion Option, the Landlord at its cost will seal the pass-through in the existing demising wall between the Cell Two Premises and the Cell Three Premises. If required, the above described work as to a wall must be constructed by the responsible party within thirty days following the first day of the applicable Renewal Term.

          (f) If Tenant exercises a Renewal Option for the Cell One Premises only, then Tenant, and its permitted subtenants, successors and assigns, shall have the non-exclusive right to use the driveway depicted as the (“Driveway”) on the site plan attached hereto as EXHIBIT “E” for vehicular and pedestrian access, ingress and egress to and from the Cell One Premises. Landlord and Landlord’s tenants, successors and assigns shall have the right to use the Driveway for vehicular and pedestrian access, ingress and egress to and from the Cell Two Premises and the Cell Three Premises and for any other purpose not inconsistent with the use of the Driveway for vehicular and pedestrian access, ingress and egress being made by Tenant. In such event, during all applicable Renewal Periods, Tenant shall pay CAM Charges to Landlord pursuant to subparagraph (g) below and shall pay, in accordance with the terms of Paragraphs 30 and 31 of this Lease, the prorata portion of the taxes and insurance applicable to the Cell One Premises only (based on a per square foot basis of the Building and a prorata portion of the acreage contained within the Property).

          (g) At any time following the Cell One Commencement Date, during which Tenant is leasing less than all the Cells: (i) Landlord and Tenant shall prorate the taxes and insurance based on a per square foot basis of the then complete Building and a prorata portion of the acreage contained within the Property; and (ii) Landlord and Tenant shall work together to determine a fair and equitable allocation of the cost and responsibility for common area repair and maintenance, including but not limited to, repair and maintenance of the landscaped areas, the Driveway and parking areas and other common areas on the Property.

Rental

     6. Tenant shall pay Rent to Landlord monthly and on the first day of each month, in advance, without offset (except as provided in Paragraphs 3(f) and 10) or demand. All payments of Rent shall be sent to Robert Pattillo Properties, Inc., P.O. Box 101923, Atlanta, Georgia, 30392, or such other address provided to Tenant by Landlord. Tenant shall, within three (3) days of the Date of this Lease, pay to Landlord $42,813.33 representing one-half of the first month’s Rent for the Cell One Premises due hereunder. The balance of the first month’s Rent for the Cell One Premises will be due on the Cell One Commencement Date. In the event Tenant fails to pay Rent or any other payment called for under this Lease within ten (10) days of the due date, Tenant shall pay a late charge equal to three percent (3%) of the unpaid amount; provided that Tenant shall be entitled to two (2) 10-day grace periods during the Initial Term in which Tenant shall not be assessed a late charge so long as the amount due is paid on or before the tenth (10th) calendar day after written notice from Landlord that such Rent amount is past due. Landlord and Tenant agree that such late charge is intended to compensate Landlord for additional administrative charges and other damages incurred by Landlord on account of such late payment and not as a penalty. Landlord and Tenant agree that the actual damages to be suffered by Landlord in such event shall be difficult, if not impossible to ascertain, and that such late charge is a reasonable estimate of such charges and damages. Either Landlord or Tenant may have the area of the combined Cell One Premises and Cell Two Premises, or the combined Cell One Premises, Cell Two Premises and Cell Three Premises measured by an architect or surveyor reasonably qualified to make the measurement, which measurement shall be measured from outside wall to outside wall of the applicable Cell. If the Premises vary in size from the size recited in the definitions of the Cell One Premises, the Cell Two Premises, or the Cell Three Premises, the Rent shall be proportionally increased or decreased by the increase or the decrease in size revealed in the measurement as of the date of delivery of the measurement to the other party. If, as a result of the negligent acts or willful misconduct of Landlord or any contractor performing work on the Premises on behalf of Landlord, Tenant is prevented from using any material portion of the Premises in the ordinary course of Tenant’s business, then Tenant must notify Landlord in writing of such event (a “Stoppage Notice”) within twenty four (24) hours of the commencement of such event. In the event that Tenant does not timely provide such Stoppage Notice, then the claimed prevented use shall not be deemed to have occurred until a time no earlier than 24 hours prior to when such Stoppage Notice is actually provided by Tenant to Landlord (such date, the “Prevention Start Date”). In the event that Tenant is so prevented from using any material portion of the Premises and such condition continues after the Prevention Start Date for a period of more than forty eight consecutive hours on Business Days, the Rent shall abate as to such portion of the Premises that can not be used by Tenant from the end of such forty eight hour period until Tenant’s full use and enjoyment of such portion of the Premises is restored.

Utility Bills

     7. Following the Commencement Date with respect to any respective Cell, Tenant shall place utility bills of all types serving that respective Cell in its name. Each Cell must have its own electrical meter. Tenant shall be responsible for all such bills, along with all charges and assessments pertaining to utilities serving the Premises, including, but not limited to, water and sewer, natural gas, electricity, fire protection (including sprinkler testing charges) and sanitary charges, but excluding installation or connection fees and any amounts outstanding, with respect to such Cell which relate to a period prior to the Commencement Date for such Cell. If Tenant does not pay its utility bills prior to delinquency and if failure to pay such charges would create a lien on the Premises or would cause the gas, electric, water or fire protection service to all or a portion of the Premises to be suspended or result in physical damage to the Premises, Landlord may do so ten (10) days after delivering written notice to Tenant. The amount paid by Landlord shall be paid by Tenant to Landlord, as Additional Rent, within ten days of demand therefor by Landlord and proof of payment. The term Additional Rent shall include, without limitation, the charges due under this paragraph along with any charges due under the terms of this Lease other than Rent.

Mortgagee’s Rights

     8. Landlord represents that, as of the date of this Lease, there is no mortgage, deed of trust or similar type lien against the Premises or ground lease. For any future holder of a mortgage on the Premises or ground lessor (“Lien Holder”), Tenant will subordinate its interest in the Premises under the Lease and attorn to such future Lien Holder, provided that such future Lien Holder executes and delivers a subordination, non-disturbance and attornment agreement to Tenant in form substantially similar in all material respects to the form attached hereto as EXHIBIT “F”, subject to reasonable modifications that do not materially and adversely affect Tenant’s rights or remedies under this Lease.

Repairs by Tenant

     9. Except for repairs and maintenance necessitated by the acts or omissions of Landlord, its agents, employees, contractor and invitees, or which are covered by Landlord’s responsibilities in connection with the terms of paragraph 3(a) above relating to defects in materials or workmanship during certain periods, Tenant, at its sole cost, shall keep and maintain the Premises (except portions of the Premises to be maintained and repaired by Landlord under terms of Paragraph 10), including without limitation, all paving, the driveways and walkways, the floor slab surface, lawn maintenance and landscaping, in good order and repair. Tenant also agrees to keep in good repair, and replace if necessary (subject to the succeeding sentence), all systems pertaining to water, fire protection, drainage, sewer (but not if located under the floor slab or under the paving), electrical, heating, ventilation, air conditioning and lighting (“Building Systems”). Provided, however, if one or more of the Building Systems or a portion thereof requires a repair that (i) is at a cost in excess of 40% of the cost of replacing that Building System or applicable portion thereof or otherwise requires replacement, and (ii) is at a cost in excess of $10,000 in any one occurrence, and (iii) would be a capitalized expenditure under Generally Accepted Accounting Principles, and

(iv) is not the result of Tenant’s negligence or a breach by Tenant of its obligations under this Lease (which repair and replacement shall be Tenant’s responsibility), then Tenant must notify Landlord in writing of the need for such repair or replacement along with supporting estimates for the cost of same. In such event, the Building System or affected portion thereof shall be either replaced or repaired by Landlord, at Landlord’s determination (“Capital Repair\Replacement”). The cost to Tenant of a Capital Repair\Replacement shall be initially paid by Landlord and amortized over the useful life of the applicable Capital Repair\Replacement in accordance with Generally Accepted Accounting Principles plus interest at a rate equal to the “prime rate” as announced by Wachovia Bank, in Atlanta, Georgia in effect at the time such Capital Repair\Replacement is made, and the annual amortized amount shall be paid by Tenant to Landlord monthly, as Additional Rent, in equal installments, during the remainder of the Initial Term (and any Renewal Term that is exercised by Tenant) until the cost of such Capital Repair\Replacement has been fully amortized; provided, however, in the event that this Lease is terminated due to a default by Tenant, all of the payments that would have been due from Tenant pursuant to this paragraph 9 shall be immediately due and payable as Additional Rent, as of the day of such termination. In the event that any Capital Repair\Replacement is not fully amortized over the Initial Term of the Lease and any Renewal Term, Tenant shall only be responsible for the costs amortized during the Initial Term and any Renewal Term with Tenant reserving the right to prepay its obligation at any time. Tenant agrees to return the Building Systems to Landlord in the same condition as they were on the Commencement Date for each Cell upon the expiration or earlier termination of this Lease as pertains to that Cell, normal wear and tear, or damage by storm, fire, lightning, earthquake or other casualty excepted. Tenant shall not cause the Premises to become subject to any lien, charge or encumbrance whatsoever. Tenant shall have no authority, express or implied, to create any lien, charge or encumbrance upon the interest of the Landlord in the Premises. Tenant shall, at its sole cost, maintain a regularly scheduled preventive maintenance and service program for the repair, maintenance and servicing of all heating and air-conditioning systems and related equipment within the Premises and a regularly scheduled maintenance and inspection program relating to the fire sprinkler system. Tenant shall provide Landlord with copies of any reports or test results provided by such maintenance program. Upon written request by Tenant and at Tenant’s sole cost, Landlord will arrange for any repair which is Tenant’s responsibility pursuant to the terms of this Lease to be performed by Landlord’s employees, agents or contractors. Tenant shall pay, as Additional Rent, the cost of such repair within ten (10) days of receipt of a bill in detail sufficient to determine the scope of the work performed from Landlord.

Repairs by Landlord

     10. Except for damage caused by the negligence or willful misconduct of Tenant, its agents, employees, contractors and invitees, Landlord, at its sole cost and expense, shall keep in good repair and maintain (commensurate with other first-class warehouse and distribution centers in the vicinity of the Premises) the roof (including the roof membrane, gutters, and downspouts), and all structural elements of the Premises, including but not limited to, foundation, the floor slab (excluding the surface), and exterior walls (exclusive of painting, glass and exterior doors), and all underground portions of all Building Systems. Tenant shall promptly notify Landlord of the need for any repairs which are Landlord’s responsibility hereunder. Landlord shall be under no duty to make any repairs hereunder unless Landlord receives notice of the need for such repairs or of which Landlord has actual notice. In an emergency, or if Landlord fails to begin repairs or maintenance as to an item that is Landlord’s responsibility as described by this Paragraph 10, within ten (10) days following written request from Tenant (or in the case of material roof leaks, following 24-hours written notice from Tenant), Tenant may make the repairs and, only after providing Landlord with written proof of payment and lien waivers, may be entitled to abate Rent (but only until Tenant has fully recovered the amount which it has paid on Landlord’s behalf pursuant to this Paragraph) in an amount not exceeding twenty-five percent (25%) of each installment of monthly Rent.

Modifications and Alterations to the Premises

     11. Tenant shall make no material modifications, alterations or improvements to the Premises or cut any openings or penetrations in the roof without the prior written consent of Landlord, which may not unreasonably be withheld, conditioned or delayed. In the event Landlord gives its consent to such modification or alteration, Landlord shall also inform Tenant whether or not such modification or alteration must be removed from the Premises at the termination of this Lease. Landlord’s failure to respond to Tenant’s written request for consent for ten (10) days following the receipt of such request, means that Landlord’s consent is deemed given and that Tenant will not be required to remove the item for which consent was sought when the Lease terminates. Notwithstanding the preceding sentences of this Paragraph, Tenant, without Landlord’s consent, may install any satellite or communications antennae and related structures on the roof provided that Tenant will be responsible for any damage to the roof caused thereby and for any subsequent roof leaks or any related damage associated with leaks at or around the areas affected by such installation and for any damage or repair necessitated by any breach or termination of any roof warranty caused by such installation work. Landlord and Tenant agree to take all steps necessary to comply with any applicable roof warranty in conjunction with such installation activities by Tenant affecting the roof provided that Tenant pays the cost of any needed inspections or tests. Further notwithstanding anything contained in this Paragraph 11 to the contrary, Tenant may make material modifications, alterations or improvements to the Premises, without Landlord’s consent (but Tenant shall be required to inform Landlord at least ten days prior to any such work being performed) which do not affect the structural components of the Premises, the structural integrity of the floor slab, the exterior of the Premises, or materially or adversely affect any water, fire protection, drainage, sewer, electrical, heating, ventilation, air conditioning or lighting systems on the Premises (“Permitted Alterations”). Following notice from Tenant that it intends to make a Permitted Alteration (“Permitted Alteration Notice”), Landlord shall inform Tenant of whether or not such modification or alteration must be removed by Tenant at the termination of this Lease. Landlord’s failure to respond in writing to a Permitted Alteration Notice within ten (10) days from Landlord’s receipt of such notice means that Tenant will not be required to remove the Permitted Alteration described therein. Any modifications or alterations made by Tenant shall be completed in a good, workmanlike and lien free manner in accordance with all applicable codes and regulations and Tenant shall provide Landlord with certificates of insurance from Tenant’s contractor showing coverage for general liability and workmens’ compensation. Upon written request by Tenant and at Tenant’s sole cost, Landlord will arrange for any modification, alternation or improvement consented to by Landlord to be performed by Landlord’s employees, agents or contractors. Tenant shall pay, as Additional Rent, the cost of such modification, alteration or improvement within ten days of receipt of a bill in detail sufficient to determine the scope of the work performed therefor from Landlord.

Return of Premises

     12. As to each Cell, Tenant agrees to return the Premises to Landlord at the expiration or prior termination of this Lease broom clean and in good condition and repair, normal wear and tear, damage by storm, fire, lightning, earthquake or other casualty excepted. Upon Landlord’s request, Tenant agrees to remove those alterations installed by or for Tenant and which, under Paragraph 11, Landlord has elected to have Tenant remove at the end of the Term. As to each Cell, Tenant shall remove its personal property (including but not limited to its racks) from the Premises on or before the expiration or termination of this Lease. Tenant shall repair any damage caused by any such removal.

Destruction of or Damage to Premises

     13. If the Premises are partially or totally damaged or destroyed by storm, fire, lightning, earthquake or other casualty, such that the Premises are rendered totally or partially inaccessible, or unusable by Tenant in the ordinary course of its business, the Rent will abate proportionately to the diminution in Tenant’s use, and Landlord shall restore the Premises to substantially the same condition as existed before such casualty as speedily as practicable, whereupon full rental shall recommence. Regardless whether Landlord or Tenant has obtained the insurance policy on the Premises in accordance with Paragraph 30 below, each of Landlord and Tenant shall take all steps necessary to assist the other in processing the insurance claim. However, if the damage shall be so extensive that it cannot reasonably be repaired and restored within nine (9) months from date of the casualty, then Tenant may terminate this Lease by giving written notice to Landlord within thirty (30) days after the date of such casualty. Notwithstanding the foregoing, if the Premises are damaged and the cost of repair is greater than thirty-five percent of the replacement cost of the Premises, and if the damage is of a type not covered by the insurance described in Paragraph 30(b) herein, then Landlord may terminate this Lease by giving written notice to Tenant within thirty (30) days after the date of such casualty. In addition, in the event that there is a total destruction of the Premises during the last year of the Initial Term or the last year of the then current Renewal Term, then, notwithstanding anything in this Lease to the contrary, this Lease shall terminate as of the date of such casualty and Landlord shall have no duty to restore or rebuild unless Tenant agrees, at that time, to exercise the next available renewal term, if any. In the event of such termination, rental shall be abated as of the date of such casualty. If neither party elects to terminate the Lease as provided above, and if Landlord has not commenced to repair within ninety (90) days following the casualty, Tenant may then terminate the Lease as of the date of the casualty by giving written notice to Landlord. If Landlord has commenced to repair or rebuild and has not completed such work to the point of Substantial Completion within one (1) year from the date of such casualty (as may be extended by Force Majeure occurring after the date such repair or rebuilding work has been commenced by Landlord), then Tenant shall have the continuing right to terminate this Lease effective as of the date that is thirty days after the Landlord’s receipt of such notice, unless Landlord completes such work within such thirty days. In no event shall Landlord be responsible for repairing or restoring any personal property of Tenant or any alterations or improvements made by Tenant.

Indemnity

     14. Except to the extent arising from or related to Landlord’s negligence, willful misconduct, or breach of this Lease, Tenant agrees to indemnify, defend and save harmless Landlord against all claims, losses, liabilities, costs and expenses (including reasonable attorney’s fees and costs of litigation) suffered by Landlord by reason of the use or occupancy of the Premises by Tenant. Except to the extent arising from or related to Landlord’s negligence, willful misconduct, or breach of this Lease, Landlord shall not be liable to Tenant’s employees, agents, contractors or invitees for any injury to a person or damage to property on or about the Premises, or any damage caused by the improvements becoming out of repair, the failure or cessation of any utility or by any leakage of gas, oil, water or steam or electricity emanating from the Premises. Landlord indemnifies and will defend and save harmless Tenant against all claims, losses, liabilities, costs and expenses (including reasonable attorney’s fees and costs of litigation) arising from or related to Landlord’s (or its agents’) negligence, willful misconduct or breach of this Lease.

Governmental Orders

     15. Except as provided in the following sentence, Tenant agrees, at its own expense, to promptly comply with all requirements of any applicable laws, orders, ordinances, statutes or regulations (collectively “Laws”) applicable to the Tenant’s use of and\or occupancy of the Premises. Landlord agrees, at its own expense, to promptly comply with Laws applicable to the Premises if: (a) the Law relates to items which are Landlord’s obligation to repair, maintain or replace under Paragraphs 9, 10 or otherwise under the terms of this Lease, (b) such failure to comply arises as a result of Landlord’s Work not complying with Laws in effect as of the Commencement Date for the applicable Cell (without taking into account any subsequent amendments or modifications to such Laws) or (c) the Laws are Laws generally applicable to the Premises or warehouse/distribution properties.

Condemnation

     16. If the entire Premises or such portion thereof as will make the Premises unusable for the purpose herein leased, as reasonably determined by Tenant, shall be condemned by any legally constituted authority for any public use or purpose, or sold under threat of condemnation, then this Lease shall terminate as of the date of such condemnation or sale and rental shall be accounted for between Landlord and Tenant as of such date. In the event of a condemnation which does not result in the termination of this Lease under the prior sentence, rental shall be abated in a fair and equitable manner and Landlord shall restore the remaining portion of the Premises to substantially the same condition as existed prior to the condemnation. In no event shall Landlord be responsible for repairing or restoring any personal property of Tenant or any alterations or improvements made by Tenant. All condemnation awards or sales proceeds in lieu thereof shall belong to Landlord; provided, however, Tenant shall be entitled to file a claim for loss of its personal property and moving expenses and the value of its rights hereunder provided the filing of such claim does not adversely affect Landlord’s claims for its interests in and related to the Premises.

Assignment

     17. Tenant may not assign this Lease or any interest hereunder or sublet the Premises in whole or in part or allow all or a portion of the Premises to be used by a third party (a “Transfer”) without the prior written consent of Landlord, which may not unreasonably be withheld, conditioned or delayed. If Tenant is a corporation, partnership, limited liability company or other entity that is not publicly traded, the transfer of more than fifty percent (50%) of the ownership interests of Tenant or the transfer of a lesser percentage which results in a transfer of control of Tenant, whether in one transaction or a series of related transactions, shall constitute a Transfer for purposes of this Lease. Notwithstanding the preceding two sentences, Tenant, without Landlord’s consent, may transfer this Lease: (i) to any entity which controls, is controlled by or is under common control with Tenant or Williams-Sonoma, Inc.; (ii) to any entity resulting from a consolidation or merger with Tenant; or (iii) to any person acquiring all, or substantially all, of Tenant’s assets or issued and outstanding stock. Any assignee (and if Landlord so elects, any subtenant) shall become liable directly to Landlord for all obligations of Tenant hereunder. No such assignment or sublease shall release Tenant or any guarantor hereunder from any of its duties and obligations under this Lease, except, in an assignment, if the assignee or its guarantor has a then current corporate credit rating of no lower than BBB- (triple B minus) from Standard & Poor’s or a then equivalent rating, then Tenant and guarantor automatically shall be released from all their duties and obligations under this Lease and the Guaranty, respectively, effective upon approval of the assignment by Landlord (for assignments that require Landlord’s approval) and delivery by Tenant to Landlord of an assignment document executed by Tenant, Guarantor and applicable assignees or guarantors.

Hazardous Substances

     18. Tenant covenants that, without first obtaining Landlord’s written consent, that neither Tenant, nor any of its agents, employees, contractors or invitees shall cause or permit any Hazardous Materials to be stored, handled, treated, released or brought upon or disposed of on the Premises in violation of any Environmental Laws (defined below). Landlord hereby consents to the use in the Premises of the Hazardous Materials described on Exhibit C hereto provided same are in compliance with all applicable Environmental Laws. Tenant shall comply with any and all applicable laws, ordinances, rules, regulations and requirements respecting the storage, handling, treatment, release, disposal, presence or use of Hazardous Materials (“Environmental Laws”) in, on or about the Premises. As used herein, the term “Hazardous Materials” means asbestos, polychlorinated biphenyls, oil, gasoline or other petroleum based liquids, any and all materials or substances defined as hazardous or toxic under, or regulated by, Environmental Laws, including but not limited to substances defined as hazardous under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq., the Resource Conservation and Response Act, as amended, 42 U.S.C. § 6901 et seq. (or any state counterpart to the foregoing statutes) or determined to present the unreasonable risk of injury to health or the environment under the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq. Landlord indemnifies and shall defend and hold Tenant harmless from and against any and all claims, judgments, damages, penalties, fines, costs (including without limitation, consultants’ fees, experts’ fees, attorneys’ fees and court costs), liabilities or losses arising out or of resulting from Landlord’s storage, handling, treatment, release, disposal, presence or use of Hazardous Material in, on, or about each Cell: (a) before its Commencement Date; or (b) brought in, on or about that Cell by Landlord or any party acting through Landlord (other than Tenant or its employees, contractors, agents or others on or at the Premises by or at the instance of Tenant) . Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, judgments, damages, penalties, fines, costs (including without limitation, consultants’ fees, experts’ fees, attorney’s fees and court costs), liabilities or losses resulting from Tenant’s storage, handling, treatment, release, disposal, or use of Hazardous Materials in, on or about the Premises. Without limiting the generality of the foregoing indemnity, in the event Landlord has sufficient evidence from which to form a reasonable belief that the covenant set forth in this Paragraph has been materially violated by Tenant, Landlord shall be entitled, at Tenant’s sole expense, to take reasonable actions to assess, contain, delineate and/or remediate any contamination by such Hazardous Materials. Any sums reasonably expended by Landlord shall be reimbursed by Tenant, as Additional Rent, within thirty (30) days of demand therefor by Landlord. The obligations of this Paragraph 18 shall survive the expiration or earlier termination of this Lease.

Removal of Fixtures

     19. Tenant may remove all fixtures and equipment which Tenant has placed in the Premises, however, Tenant shall repair all damages to the Premises caused by such removal. In no event shall Tenant remove heating, ventilating, air conditioning, plumbing, electrical and lighting systems and fixtures or dock levelers, dock locks, dock lights or dock seals. In the event this Lease is terminated for any reason, any property remaining in or upon the Premises may, at the option of Landlord, either be deemed to become property of Landlord or Landlord may dispose of such property as Landlord deems proper with no obligation to Tenant.

Default; Remedies

     20. In the event (i) any payment of rental or other sum due hereunder is not paid as and when due and Tenant fails to cure such default within ten (10) days after written demand from Landlord ; (ii) Tenant abandons the Premises; (iii) Tenant shall fail to comply with any term, provision, condition, or covenant of this Lease (other than an obligation requiring the payment of Rent or other sums hereunder) and shall not cure such failure within thirty days after written notice to the Tenant of such failure to comply, or if such failure reasonably is not susceptible to cure in thirty days, then Tenant must commence the cure in the thirty-day period and use continuous, commercially reasonable efforts to pursue it to completion; or (iv) Tenant shall file a petition under any applicable federal or state bankruptcy or insolvency law, or have any involuntary petition filed thereunder against it and not dismissed within sixty days, then Landlord shall have the option to do any one or more of the following:

          (a) Terminate this Lease, by delivery of written notice of such termination at least fifteen (15) days prior to the effective termination date, in which event Tenant shall immediately surrender the Premises to Landlord. Tenant agrees to indemnify Landlord for all loss, damage and expense which Landlord may suffer by reason of such termination.

          (b) Without terminating this Lease, by delivery of written notice to Tenant thirty (30) days prior to terminating Tenant’s right of possession, terminate Tenant’s right of possession, whereupon rental shall continue to accrue and be owed by Tenant hereunder. Thereafter, at Landlord’s option, Landlord may enter upon and relet all or a portion of the Premises (or relet the Premises together with any additional space) for a term longer or shorter than the remaining term hereunder and otherwise on terms satisfactory to Landlord. Tenant shall be liable to Landlord for the deficiency, if any, between Tenant’s rent hereunder and all net sums received by Landlord on account of such reletting (after deducting all reasonable costs incurred by Landlord in connection with any such reletting, including without limitation, tenant improvement costs, brokerage commissions and attorney’s fees).

          (c) Pursue a dispossessory action against Tenant, in which event Tenant shall remain liable for all amounts owed hereunder, including amounts accruing hereunder from and after the date that a writ of possession is issued.

          (d) Perform any unperformed obligation of Tenant. Any sums expended by Landlord shall be repaid by Tenant, as Additional Rent, within ten (10) days of demand therefor by Landlord.

     Pursuit of any of the foregoing remedies shall not preclude pursuit of any other remedies herein provided or any other remedies provided by law. In the event Landlord places the enforcement of all or any part of this Lease in the hands of an attorney on account of Tenant’s default, Tenant agrees to pay Landlord’s cost of collection, including reasonable attorney’s fees, whether suit is actually filed or not.

Entry by Landlord

     21. Landlord may post a sign stating that the Premises are “For Lease” six (6) months prior to the termination of this Lease or “For Sale” at any time during the Initial Term or any renewal of this Lease. Landlord may enter the Premises following 24-hours written notice to Tenant at reasonable hours during the term of this Lease to exhibit same to prospective purchasers, lenders or financial partners, to make repairs required of Landlord under the terms hereof, to make repairs to Landlord’s adjoining property, if any, or to conduct reasonable tests of the Premises but only to the extent the foregoing do not unreasonably interfere with Tenant’s operations or business, or cause Tenant any material inconvenience.

Estoppel Certificates

     22. Landlord and Tenant each agrees to furnish to the other, within ten (10) days following receipt of a request, a written statement confirming (to the extent true): (i) that the Lease is in full force and effect and not amended or modified except as disclosed; (ii) the relevant Commencement Date(s); (iii) the Rent; and, (iv) that, to the knowledge of the certifying party, no defaults exist under the Lease.

     23. Intentionally Omitted.

Holding Over

     24. If Tenant remains in possession of the Premises after expiration of the term hereof, with Landlord’s acquiescence and without any express written agreement of parties, Tenant shall be a month-to-month tenant upon all the same terms and conditions as contained in this Lease, except that the rental rate shall become one and one-quarter times the amount in effect at the end of the term of this Lease, and there shall be no renewal of this Lease by operation of law. Such month-to-month tenancy shall be terminable upon thirty (30) days notice by either party to the other. Tenant waives any right that it may have to additional notice pursuant to applicable law. If Tenant remains in possession of the Premises after the expiration of the term hereof without Landlord’s acquiescence, Tenant shall be a tenant at sufferance subject to immediate eviction. In such event, in addition to paying Landlord any damages resulting from such holdover, Tenant shall pay rental at the rate of one and one-half times the amount in effect at the end of the term of the Lease.

Miscellaneous

     25. All rights, powers and privileges conferred hereunder upon parties hereto shall be cumulative but not restrictive to those given by law. No failure of Landlord or Tenant to exercise any power given it hereunder, or to insist upon strict compliance by the other party with its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof. Time is of the essence of this Lease. Subject to the terms of paragraph 17 above, this Lease shall be binding upon and shall inure to the benefit of the respective successors and assigns of Landlord and Tenant. Tenant shall pay and be liable for all rental, sales and use taxes, and other similar taxes, if any, levied or imposed by any city, state, county or other governmental authority. Such taxes, when possible or allowed, shall be paid directly by Tenant to the taxing authority prior to any delinquency. Such payments shall be paid concurrently with the payment of Rent or other sums due hereunder upon which the tax is based. This Lease contains the entire agreement of the parties hereto as to the Premises, and no representations, inducements, promises or agreements, oral or otherwise, between the parties, not embodied herein, shall be of any force or effect. If any term, covenant or condition of this Lease or the application thereof to any person, entity or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons, entities or circumstances other than those which or to which used may be held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Lease shall be valid and enforceable to the fullest extent permitted by law. The circulation of one or more drafts of this Lease shall not constitute a reservation of the Premises or an offer to lease the Premises to Tenant. Neither party shall be bound hereunder until such time as both parties have signed this Lease. Landlord covenants that on paying the rent and performing the covenants herein contained, Tenant shall peacefully and quietly have, hold, and enjoy the Premises for the term. This Lease shall be governed by the laws of the State of Mississippi.

Notices

     26. Any notice given pursuant to this Lease shall be in writing and sent by hand delivery, by facsimile transmission or by reputable overnight courier to:

          (a) Landlord: Robert Pattillo Properties, Inc., 2987 Clairmont Road, Suite 550, Atlanta, Georgia 30329; Facsimile Number: 404-235-3541, or at such other address or to such other facsimile number as Landlord may designate in writing to Tenant.

          (b) Tenant: Pottery Barn Inc. attn: Sr. Vice President Distribution, 4300 Concorde, Memphis, TN 38118; Facsimile number (901) 546-6147, or at such other address or to such other facsimile number as Tenant may designate in writing to Landlord. Copy to: William-Sonoma, Inc., 3250 Van Ness Avenue, San Francisco, CA 94109, attn: General Counsel; Facsimile number (415) 283-3627.

Any notice sent in the manner set forth above shall be deemed sufficiently given for all purposes hereunder and shall be deemed received upon receipt if sent by hand delivery, on the next business day after deposit, prepaid, with a reputable overnight courier, or if sent by facsimile, on the date such notice is transmitted, provided a copy of such notice is sent within two (2) business days by overnight delivery to the recipient’s address set forth above.

Brokerage

     27. Landlord and Tenant each represents and warrants to the other that it has not dealt with any broker, agent or finder in connection with or regarding this Lease, except for Bayard Snowden (“Snowden”) who has represented Landlord and Wilkinson & Snowden (“Tenant Broker”) who has represented Tenant. Landlord will pay Snowden and Tenant Broker under a separate agreement. Each of Landlord and Tenant covenants and agrees to indemnify and hold the other harmless from any and all loss, liability, damage, claim, judgment, cost and expense (including without limitation attorney’s fees and litigation costs) that may be incurred or suffered by the other because of any claim for any fee, commission or similar compensation with respect to this Lease, made by any broker, agent or finder claiming by, through or under the indemnifying party, whether or not such claim is meritorious.

Signs

     28. Tenant may erect a building sign on or about the Premises subject to Landlord’s reasonable approval of the sign and its location, and its compliance with any applicable governmental regulations or laws. Prior to the expiration of the term of this Lease, Tenant shall remove any such sign and repair any damage to the Building occasioned by the installation and/or removal of such sign.

Use of Premises

     29. The Premises may be used for warehousing and distribution and any related or appurtenant purposes allowed under applicable zoning laws and ordinances (“Tenant’s Use”) and no other purpose. The Premises shall not be used for any illegal purposes, nor in any manner to create any nuisance or trespass, vitiate Landlord’s insurance or violate any restrictive covenants encumbering the building. Outside storage or outside manufacturing are prohibited without Landlord’s written consent, which shall not be unreasonably withheld, conditioned or delayed.

Insurance

     30. (a) Tenant will carry, at Tenant’s expense, commercial property insurance that, at a minimum, shall cover the perils under ISO special causes of loss form (CP 10 30) on all equipment, inventory, fixtures, furniture, appliances and other personal property on the Premises. Tenant shall procure, maintain and keep in full force and effect at all times during the term of this Lease commercial general liability insurance with respect to the Premises and the conduct and operation of Tenant’s business therein, naming Landlord as additional insured and Landlord’s lender as mortgagee, with limits of not less than $2,000,000.00 for death or bodily injury to one or more persons in a single occurrence and not less than $2,000,000 for property damage. Such general liability insurance policy shall contain a broad form contractual liability endorsement covering Tenant’s indemnities in favor of Landlord provided hereunder.

          (b) Landlord will carry, at Tenant’s expense (which may not include any mark-up whatsoever) commercial property insurance that, at a minimum, shall cover the perils under the ISO special causes of loss form (CP 10 30) in amounts equal to the replacement costs (including demolition and debris removal) of the Premises, and commercially reasonably available insurance in such amounts as Landlord may reasonably require against damages by such other hazards as any mortgage lending institution holding a mortgage on the Premises, or mortgage lending institutions generally, may from time to time require in case of similar properties; insurance against abatement or loss of Rent in case of fire or other casualty similarly insured against, in an amount at least equal to the minimum Rent and taxes to be paid by Tenant during the one year next ensuing as reasonably determined by Landlord and broad form Boiler and Machinery coverage on all equipment and delivery systems for heat, cooling and water for the Premises. Tenant shall pay to Landlord, as Additional Rent, the amount of Landlord’s premium within thirty (30) days of demand from Landlord. Tenant’s obligation as to the payment of such insurance premiums shall be apportioned on a per diem basis for the years in which the Lease term commences and terminates. Tenant may, at its option, but not its obligation, elect to insure the Premises under a policy obtained by Tenant for the same limits and required coverage perils by giving at least thirty (30) days prior written notice to Landlord. If Tenant makes such election, Tenant’s insurance coverage shall meet the requirements set forth above. If Tenant makes such election, Landlord and any mortgagee holding a security interest in the Premises shall be named as additional insureds under the insurance policy. The insurance policies required to be maintained by Tenant hereunder may be furnished by Tenant under one or more blanket policies carried by Tenant, but only if such blanket policies contain one or more specific endorsements that (a) name Landlord and any mortgagee as an additional insured, (b) reference the Premises with particularity and guarantees a minimum limit available for the Premises equal to the insurance otherwise required for the aforementioned “all risk” policy. All insurance required to be carried by Tenant shall be effected under enforceable policies issued by insurers rated “A-/IX” or better as defined in the then current edition of Best’s Insurance Reports (or the equivalent thereof if Best’s Insurance Reports is no longer published) and licensed to do business in

Mississippi. Tenant may rescind its election to insure the Premises by giving at least thirty (30) days written notice to Landlord. In the event Tenant fails to procure, maintain, and/or pay for the insurance required by this Lease, at the times and for the duration specified in this Lease, Landlord shall have the right, but not the obligation, at any time and from time to time, and without notice, to procure such insurance and/or to pay the premiums for such insurance, in which event, Tenant shall repay Landlord, immediately upon demand by Landlord, all sums so paid by Landlord, and any costs or expenses incurred by Landlord in connection therewith, without prejudice to any other rights and remedies of Landlord under this Lease.

Landlord shall procure, maintain and keep in full force and effect at all times during the term of this Lease commercial general liability insurance with respect to the Premises and the conduct and operation of Landlord’s business therein, naming Tenant as additional insured, with limits of not less than $2,000,000.00 for death or bodily injury to one or more persons in a single occurrence and not less than $2,000,000 for property damage. Such general liability insurance policy shall contain a broad form contractual liability endorsement covering Landlord’s indemnities in favor of Tenant provided hereunder.

          (c) To the full extent permitted by law, Landlord and Tenant each waives all right of recovery against the other and its officers, employees, and agents for, and agrees to release the other and its officers, employees and agents from liability for, loss or damage to the extent such loss or damage is covered by valid and collectible insurance in effect at the time of such loss or damage; provided, however, that the foregoing release by each party is conditioned upon the releasing party’s insurer endorsing the releasing party’s insurance policy so as to permit such waiver without affecting the coverage thereunder. If such endorsement is not obtained or maintained by either party, then such party’s release shall be deemed to be rescinded until such endorsement is provided by such insurer.

          (d) All insurance required to be carried by Landlord and Tenant shall be effected under enforceable policies issued by insurers reasonably approved by the other party. Landlord and Tenant may utilize reasonable deductibles given their size and financial stability. Both parties will be responsible to pay any loss amount that lies within their deductible, up to the maximum amount of the deductible. At least fifteen (15) days prior to the expiration date of any policy procured by Landlord or Tenant, the certificate of insurance for such insurance shall be delivered by the other party. Within fifteen (15) days after the premium on any such policy shall become due and payable, the non-carrying party shall be furnished with satisfactory evidence of its payment. All such policies shall contain an agreement by the insurers that such policies shall not be canceled or materially modified without at least thirty (30) days (except ten (10) days for non-payment of premium) prior written notice to the other party and, where applicable, to the holder of any mortgage to whom loss hereunder may be payable. If any insurance required by this Lease is in the form of a blanket policy, the insurance will comply in all respects with the provisions of this Lease and the coverage thereunder shall be at least equal to the coverage which would be provided under a separate policy covering only the Premises.

Ad Valorem Taxes

     31. Tenant shall pay, as Additional Rent, all ad valorem real estate taxes and assessments assessed or levied against the Premises for full taxable years within the Lease term and shall pay a per diem apportionment thereof for the years in which the Lease commences and terminates. Tenant shall remit such amounts to Landlord on the later of (a) thirty (30) days after notice (along with a legible copy of the tax bill from the taxing authority) from Landlord of such amount; or (b) ten days prior to delinquency thereof. So long as Tenant remits such amounts as provided in the preceding sentence, Tenant shall not be liable for any penalties for late payment. Any and all reductions, abatements or inducement arranged by or on behalf of

Tenant shall inure to the benefit of Tenant. Notwithstanding the foregoing in this Paragraph 31, Tenant shall have the right to contest or review all ad valorem taxes by legal proceedings (including appropriate certiorari proceedings and appeals from orders therein and appeals from any judgments, decrees or orders), or in such other manner as it may deem suitable provided that, as a condition to such action, Tenant shall pay such taxes to Landlord under protest and shall take such other action as Landlord may reasonably require to ensure that no liens will be placed on the Premises. If Tenant institutes such proceedings, Tenant shall conduct the same promptly at its own cost and expense and free of any expense or liability to Landlord and, if necessary, in the name of Landlord. Landlord agrees to cooperate with Tenant, so long as such cooperation does not involve or result in Landlord incurring any expense, obligation or liability, and Landlord agrees to execute all reasonable documents necessary to accomplish the foregoing. Tenant shall indemnify, hold harmless and defend Landlord from any liability for such taxes or interest or penalties caused by or resulting from such contest. In the event of any reduction, cancellation or discharge, Tenant shall pay the amount finally levied to be due and payable on any such contested real property taxes. In the event that a refund is obtained for any taxes for which Tenant previously reimbursed Landlord, Landlord shall promptly pay Tenant such refund.

Exhibits

     32. The following exhibits are attached hereto and made a part hereof:

Exhibit A	Legal Description
Exhibit A-1	Cell One Premises, Cell Two Premises and Cell Three Premises
Exhibit B	Landlord’s Cell One Work, Landlord’s Cell Two Work and Landlord’s Cell Three Work
Exhibit C	Allowed Hazardous Materials
Exhibit D	Form of Guaranty
Exhibit E	Location of Driveway
Exhibit F	Form of SNDA

Representations

     33. Landlord represents and warrant to Tenant that, as of the date of this Lease, and as of each Commencement Date (with the representations and warranties at that time then being limited only to the Cell then being commenced under this Lease): (a) Landlord has the power and authority to enter into, and fulfill its duties and obligations under this Lease, and is authorized to execute and deliver this Lease; (b) Landlord holds fee simple title to the Premises subject only to the Permitted Exceptions; (c) the Premises and the Building Systems are in good, workmanlike and new condition, and materially are free from defects; (d) the Premises complies with all Laws, including but not limited to Environmental Laws; (e) the Premises and warehouse/distribution use complies with all applicable zoning and planning ordinances, the Premises are currently zoned M-1 and complies with any applicable private land use restrictions, regulations, or requirements and does not vitiate Landlord’s insurance; (f) all utilities are connected to the Premises over existing easements or rights-of-way; (g) the Premises is open to public rights-of-way.

Attorney’s Fees

     34. In any action or arbitration between Landlord and Tenant regarding or relating to this Lease, the prevailing party’s reasonable attorney’s fees and costs shall be paid by the non-prevailing party.

Building Addition

     35. Tenant acknowledges that Landlord may elect, at its option, to construct an addition to the Cell Two Premises in the area covered by the Cell Three Premises, regardless of whether Tenant exercises its Expansion Option or not. Any such construction by Landlord prior to the time that the Expansion Option has expired shall not in any way alter or diminish Tenant’s rights under such Expansion Option. In the event Landlord does so construct the addition, then Tenant acknowledges and agrees that the addition will have a shared wall with the demising wall at the north end of the Cell Two Premises and that Landlord shall have the right, at no expense to Tenant, to tie the ESFR system serving such addition into the ESFR system serving the Cell One Premises and the Cell Two Premises. Landlord agrees that the construction of any such addition shall not unreasonably interfere with Tenant’s use or access to the Premises.

Guaranty

     36. As a material inducement for Landlord to enter into this Lease, Tenant has agreed to obtain and provide Landlord with a guaranty of the obligations hereunder from Williams-Sonoma, Inc. in the form of the Guaranty attached hereto as EXHIBIT “D”.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, effective the day and year first above written.

LANDLORD:

ROBERT PATTILLO PROPERTIES, INC.,
a Georgia corporation

By: /s/ David Wald

Title: Vice President

By: /s/ J. H. Topple

Title: Vice President

        (Corp. Seal)

TENANT:

POTTERY BARN, INC.,
a California corporation

By: /s/ ED MUELLER

Witness: /s/ KATHLEEN MCCARTHY

Title: Chief Executive Officer

(Corp. Seal)

Exhibit A
Legal Description

Lot 4, Olive Branch Distribution Center, Phase I, in Sections 13 and 24, Township 1 South, Range 6 West, City of Olive Branch, DeSoto County, Mississippi, as shown by plat appearing of record in Plat Book 74, Pages 42-43, in the office of the Chancery Clerk of DeSoto County, Mississippi.

Exhibit A-1
Cell One Premises, Cell Two Premises and Cell Three Premises

Exhibit B
Landlord’s Cell One Work, Landlord’s
Cell Two Work and Landlord’s Cell Three Work

Facility Improvement
Specifications
For

Williams-Sonoma Inc.

Olive Branch Distribution Center
Olive Branch, MS.

Robert Pattillo Properties
Olive Branch, MS.

November 17, 2003

II.INDEX

1 - GENERAL REQUIREMENTS (SHELL/EXPANSION)

1.1	Summary of the Work

A.	The work includes the completion of the 416,000 square foot building and an addition of 364,000 square feet. The building shell and expansion will be constructed of load-bearing, painted, concrete tilt wall panels, interior steel columns, steel joists and girders, metal roof deck and a single-ply membrane 45 mil EPDM roof. The Building expansion will meet the quality and specifications of the existing 416,000 square foot portion of the building.

1.2	Building Features

A. Total building footprint	780,000 square feet (520 x 1500)

B. Existing building shell: (520 x 800)	416,000 SF Structure (Cell 1) (520’ x 800’)

C. Building Expansion	364,000 (Cell 2) – (520’ x 700’)

D. Office Areas	8,000 square feet in Cell 1 and 8,000 square feet in Cell 2

E. Clear Height:	36’ under the bar joist

F. Typical Bay:	50’ x 50’ (60’ staging loading dock bays)

G. Concrete Floor Slab:	7”

H. Car Parking:	222 spaces (9’ x 18’)

I. Trailer Parking:	212 spaces in the truck courts

J. Electrical Service:	480/277 Volt

K. Fire Sprinkler System	ESFR, K-14 heads in Cell 1 and K-25 heads in Cell 2

L. Drive-in Doors:	Two 12’ x 14’ in Cell 1

M. Dock Door Positions	Cell 1 – 83, 9’ x 10’, Cell 2 – 84, 9’x10’

N. Dock Packages	Dock Packages include seals, levelers, lights and locks

1.3	Design Criteria

The building will be designed in accordance with these Outline Specifications.

1.4	General

A.	All material will be new and of good quality. All work will be performed in a professional, workmanlike manner in accordance with good and generally accepted practices.

B.	The site will be presented to the Tenant free of all rubbish and the building slab area left in broom clean condition.

2 - SITE WORK

2.1	Paving and Surfacing

A.	Car parking (6” soil cement, with 3” asphalt) and truck maneuvering areas (10” soil cement, with 5” asphalt).

B.	Concrete paving (60’) for the dolly pads will be 6” thick 4,000-psi concrete reinforced.

C.	Handicap parking stalls will be provided as required by local codes.

D.	Parking for 222 cars (9’ x 18’ stalls).

2.2	Site Utilities

A.	Storm run-off will sheet drain across the paved areas to the surface drainage ditches. Roof run-off will be collected by gutters and downspouts and deposited on grade.

B.	Sanitary sewers will be provided to service the office and toilet room areas from the existing sanitary sewer line to the building.

C.	Fire service line will be provided from the property line to within the building fire pump room.

D.	Domestic water service line will be provided from the property line to within the proposed building and to all points of use.

E.	Electrical and telephone service will be brought underground to the center of the South elevation.

F.	Exterior wall pack lighting is provided.

2.3	Landscaping

A.	Seed, sod, trees, shrubs, plantings and irrigation are provided as required by the Industrial Park Developers and the City of Olive Branch.

B.	6’ high chain link fencing will be provided around each truck court with one motorized gate at each side.

3 - CONCRETE

3.1	Footings and Foundations

A.	The building expansion foundations and columns will be supported by continuous and spread footings bearing on engineered fill, as approved by the soils engineer.

B.	Concrete footings, grade beams and foundation walls will be reinforced with grade 60 reinforcing steel.

3.2	Concrete Slabs

A.	The floor slab will be a 7” nominal thickness, 4000 p.s.i. concrete slab. Sawed 1/8” wide, control joists will be provided on a grid pattern. FF60/FL40 average, minimum local values FF30/FL20. 6” soil cement is the sub-base of the slab on grade.

B.	3/4” diameter dowels will be installed 24” o.c. in all construction joints.

C.	Lapidolith sealer is provided.

3.3	Tilt-Up Wall Panels (Expansion)

A.	The perimeter walls will be load-bearing, 9¼” thick, tilt-up panels. The panels will extend from the continuous footer to the joist bearing elevation.

     B. The panels will be manufactured on the floor slabs and tilted into place from outside of the building.

C.	The panels will be grouted in place using a mixture of Portland Cement and sand.

D.	The end wall of Cell 1 will consist of metal wall panels (without plywood wainscot); Cell 2 end wall will be tilt up concrete. The Cell 1 end wall will be removed when construction of Cell 2 is complete.

4 – MASONRY

An 8” concrete block pump and electrical room is provided.

5 - METALS

5.1	Structural Steel

A.	Structural steel will be ASTM A36 or A572 fabricated and erected in accordance with the latest American Institute of Steel Construction Specifications. All structural steel will have a shop coat of gray primer. Touch-up painting is included for steel, joist or deck.

B.	Steel in East staging bay of Cell 2 will support the 6500#’s per 10’ as shown on the Shoe Sorter Loading diagram furnished by Tenant.

5.2	Bolts and Bracing

A.	Steel connectors will be A325 high strength bolts.

5.3	Steel Joist

A.	Joists will be open web bar joist (Series “K”), manufactured in accordance with the specifications of the Steel Joist Institute.

B.	The bay spacing will be 50’ x 50’ typically. (50’ x 60’ staging loading dock bays)

5.4	Steel Deck

A.	Roof deck will be 1 1/2”, 22 gauge, Type B with white primer on one side manufactured in accordance with the Steel Deck Institute Specifications.

B.	All deck will be installed and attached in accordance with the engineer’s specifications.

5.5	Miscellaneous Steel

A.	Steel emergency exit stairs are included as required by code.

6 - CARPENTRY

6.1	Blocking

A.	Roof blocking will be treated as required.

7 - THERMAL AND MOISTURE PROTECTION

7.1	Roofing

A.	The roofing membrane will be a loose laid single layer of 45 mil EPDM unreinforced ballasted system.

B.	Insulation will be Polyisocyanurate foam insulation board (R-19).

C.	Flashings will be a prefinished metal (24 Gauge). All details will comply with the manufacturer’s requirements.

7.2	Caulking and Sealants

A.	Caulking will be one part polyurethane Dymonic as manufactured by Tremco or equal. Color will be similar to the adjacent material.

B.	Panel joints will be caulked on the exterior face of all panel joints.

8 - DOORS, WINDOWS AND HARDWARE

8.1	Hollow Metal Door Frames

A.	Hollow metal doorframes will be 16 gauge frames and will be welded as manufactured by Ceco or equal.

B.	All materials, construction, and installation will conform with the Steel Door Institute Specifications.

C.	Glazed window openings are provided and installed to match existing.

9 - FINISHES

9.1	Painting

A.	The exterior surfaces of the concrete wall panels will be painted with a (2) color paint scheme. (Cell 2 will match the Cell 1 scheme). The paint will be a one-coat system. Interior painting of the concrete wall panels is provided with white painting.

B.	All exposed metals will receive two coats of enamel paint.

C.	All Interior columns will be painted white.

10 – SPECIALTIES

A.	A guardhouse allowance of $35,000 is included in Cell 1; this is to include guardhouse, plumbing, electrical, conduit for data and access control.

11 - DOCK EQUIPMENT

11.1	Overhead Doors

A.	Eighty three (83) 9’-0” x 10’-0” uninsulated sectional doors in Cell 1; eight-four (84) in Cell 2.

B.	Overhead door tracks will be guarded by track guards.

C.	Two (2) 12’-0” x 14’-0” high drive-in doors in Cell 1.

11.2	Dock Equipment

A.	Dock levelers are 30,000 lb mechanical (Kelly model CM7x8-30)

B.	Dock seals at each dock leveler location (Weather All model WSH-100)

C.	Dock Lights at each dock leveler location (APS Resource model K-1040)

D.	Dock lock at each dock leveler location (Kelly model Star 4)

E.	Dock packages on Cell 2 will be of equal quality.

12 - MECHANICAL

12.1	Plumbing

A.	A single sanitary sewer line and domestic water line will run to the building and all points of use.

B.	The domestic water piping will be above grade and provided to all points of use.

C.	Domestic water, storm sewer, and sanitary sewer will be provided from the local utility service locations to the building.

D.	Gas is provided from the local utility tie-in to the buildings. Gas distribution piping, valves, and equipment is provided to all gas-fire equipment, in accordance with the appropriate edition of the Mississippi Mechanical code and NFPA

12.2	Fire Protection

A.	A complete hydraulically calculated wet pipe ESFR sprinkler system will be provided per NFPA guidelines throughout the Building.

B.	K-14 sprinkler heads are utilized in Cell 1, K-25 heads will be utilized in Cell 2.

C.	The entire facility including the loading dock will be fully sprinkled in accordance with applicable publications of NFPA.

D.	ESFR sprinklers will be designed based on the operation of 12 heads, with a minimum 25 psi. end head pressure plus a 250 gpm hose stream allowance. The layout of the sprinkler systems will be closely coordinated with the structural, lighting, and mechanical layouts to prevent obstructions to the ESFR heads.

E.	Entire system will be designed, fabricated, installed, tested, and approved in accordance with the appropriate editions of the Mississippi building code, NFPA-13.

F.	Complete shop drawings and hydraulic calculations will be submitted for approval.

12.3	Heating and Air Conditioning

A.	Main warehouse will be heated to maintain a minimum temperature of 45° F at 0° F utilizing Cambridge heaters and ventilated to provide six (6) air changes per hour.

B.	Gas piping will be installed below deck

13 - ELECTRICAL

13.1	Service

A.	Service to building will be underground. The power transformers will be sized and installed by the local utility company.

B.	An electrical system and the utility service will be sized for the square footage specified for the facility. Electrical service for Cell 2 will be minimum 3000amp. The main switchboard will provide space for future feeders to serve the indicated future warehousing activities. The service voltage is 480/277, 3-phase, 4-wire, 60 cycles.

13.2	Power Wiring

A.	Electrical distribution beyond the office and general warehouse requirements are not included.

B.	There is no power distribution for tenant furnished equipment included.

C.	A $20,000 electrical allowance for Cell 1 and 2 is included.

13.3	Lighting

A.	Light fixtures will be 1000 watt metal halide high bay.

B.	All warehouse and exterior lighting will be 480V.

a)	40-foot candles at 30 inches above floor in open areas, 25-foot candles in aisles.

b)	Mechanical/Electrical Rooms - Fluorescent strip fixtures with T-8 lamps and electronic ballasts as required.

C.	Light fixtures to be Metalux, Lithonia or equal.

D.	Warehouse lighting will be zoned and controlled from the switch gear location.

E.	The exterior lighting will be controlled by a 24 hour time switch with auxiliary relay and manual/off/automatic selector switch. System to be energized and de-energized by photoelectric control.

F.	Exit and egress lighting is provided as required by code.

G.	Site lighting for parking, employee safety, security and operations is provided per code.

H.	All roof-mounted equipment will be equipped with receptacles. Receptacles to be GFI type.

I.	Electrical service will be provided for a Battery Charger Station (60) to be located on the South wall; this area will not include epoxy flooring.

13.4	Telephone and Cable

A.	Telephone service entrance and spare conduit (two conduits total) will be provided from the property line to the electrical room.

B.	No telephone wiring, security, fire alarm, data or phone system is included.

C.	Provisions for cable are not included.

14 - EXTERIOR FINISHES

14.1	Finishes

A.	Panels to be painted (2 Colors).

B.	Exterior hollow metal doors to match exterior panel paint scheme.

C.	Overhead doors will be pre-finished per manufacturer standard colors. The factory finish will match the building color scheme.

15- EXCLUSIONS AND CLARIFICATIONS

15.1 Items not included in The Developer’s scope of work

A.	Signage.

B.	Screen for pad-mounted transformer.

C.	Pay telephones, Telephone equipment and/or receptacles and wiring.

D.	Kitchen appliances or vending machines.

E.	Skylights.

F.	Fire alarm or security systems or conduit for same.

G.	Emergency engine generator or uninterrupted power supply (UPS) systems.

H.	Smoke vents or draft curtains.

I.	Flagpoles.

J.	Air compressor and air lines.

K.	Electrical secondary service and connections beyond general warehouse requirements outlined in outline specification.

L.	Racking.

M.	Battery chargers. (Electrical service provided)

N.	Factory Mutual or Special Tenant insurance Underwriter requirements outside NFPA.

O.	Mezzanine of any type

Tenant Office Improvement Specifications

8,000sf Main Office Area

November 17, 2003

1 - GENERAL REQUIREMENTS

1.1	Summary of the Work

A.	The work includes the construction of (1) Main Office (8,000 sf)

B.	Office Square Footage: 8,000 sf shall be designed for general office with reception area, offices, conference room, open area for cubicles, phone room, storage, janitor closet, break room and restrooms for male and female.

1.2	Building Office & Warehouse Features

A. Column Spacing	50’ x 50’
B. Main Office	8,000 sf on Grade

2 - TENANT OFFICE AND WAREHOUSE FINISHES – GENERAL SPECIFICATION

2.1	Partition

A.	Main office exterior walls shall extend approximately 12’0” high, shall be taped and spotted and painted on one (1) side only. Partitions shall be constructed of 3 5/8” metal studs on 24” centers and covered with 1/2” drywall to 10’0” on the office side and full height on the warehouse side.

B.	Interior partitions are to consist of a minimum of three and five-eighths inch (3 5/8”) metal stud construction with minimum 1/2-inch thick Gypsum wallboard on both sides floor to ceiling. Partitions to be taped, and painted with two (2) coats of semi-glass paint.

C.	Partitions common to the Main Office and warehouse space shall be insulated with R-19 fiberglass insulation. Partitions surrounding restrooms and conference rooms shall be insulated with same.

D.	The conference room will be sized to accommodate 12 people.

2.2	Doors, Frames and Hardware

A.	Interior office doors shall be 3’0” x 7’0” x 1¾” solid-core birch in hollow metal knock-down frames with Schlage “D” series hardware or equal, and include glass view panel. Offices shall be individually keyed with master key access.

B.	Each room/office shall have one entrance door with the exception of the offices adjoining the warehouse which will have doors into the office space and into the warehouse. Offices adjoining the warehouse shall also have a 3’ x 3’ plate glass viewing window into the warehouse. The conference room will have two doors.

C.	The following list of finish hardware is included as required:

•	Lock Sets	•	Closers

•	Passage Sets	•	Standard Hinges

•	Privacy Sets	•	Floor Stops

2.3	Acoustical Ceilings

A.	A total of 8,000 square feet of suspended, standard 2’x4’ acoustical ceiling tiles and grid are included for the Main Office. Ceiling shall be continuous, except for bathrooms and conference rooms which walls will extend 1’ above ceiling.

B.	The suspended ceiling shall be insulated as needed with 6” fiberglass batts.

C.	Ceilings in the office to be suspended lay-in ceilings, ten feet (9’) above finished floor, with new Armstrong or equal acoustical “I” bar suspended ceiling.

2.4	Painting and Staining (Colors selected by Tenant)

A.	Birch doors shall be field stained and varnished or painted.

B.	Hollow metal door frames shall receive two (2) coats of enamel paint.

C.	Office drywall partitions shall receive two (2) coats of flat latex paint.

D.	Restroom walls shall receive three (3) coats of washable semi-gloss paint.

2.5	Floor Coverings (Colors selected by Tenant)

A.	Furnish and install carpet, type, and color to be selected by Tenant in general office area . Carpet will be minimum twenty-six (26) ounce level loop and is to be furnished and installed. (Allowance $12.00 SY)

B.	VCT is provided in the break room, phone room, locker room, bathrooms, employee entrance, janitor room and reception area.

C.	Vinyl base shall be provided through out the Main Office area.

2.6	Exterior Glazing

A.	Two (2) entrance doors are provided at main office entrance.

B.	Two (2) entrance doors are provided at employee entrance.

B.	Provide mini-blinds at all exterior office windows.

2.7	Restrooms & Casework

A.	Restrooms are sized and equipped to service the handicapped as needed.

B.	Toilet accessories include paper towel dispensers (will be provided by WS vendors), toilet paper holders, mirror and grab bars.

C.	Toilet partitions shall be provided and will be floor mounted and overhead braced with a baked enamel finish.

D.	An allowance has been included for base and wall cabinets in the Break Room and vanity in both the Men’s and Women’s restrooms. Also there is a base and wall cabinet in the Nurse’s room and a countertop in the janitor’s room. All cabinetry shall be plastic laminate.

2.8	Plumbing/Sprinkler System

A.	The plumbing fixtures as needed are included:

•	Lavatories	•	Drinking Fountain

•	Handicapped Toilets	•	Break Room Sink (2)

•	Standard Toilets (American Standard)	•	Urinal

•	Water Heater	•	Icemaker Hook-up

•	Janitor mop Sink

B.	Provide separate restrooms for male and female personnel. Restrooms to be constructed to code per handicapped requirements and fixtures to meet code requirements, per employee counts given (100-Cell1, 100-Cell 2).

2.9	HVAC

A.	Office and break room to be heated and cooled with roof-mounted equipment. Exhaust fans are to be included for all bathrooms.

B.	Air Conditioning condensers shall be located on the roof.

C.	HVAC system shall maintain 70° F in the summer and 72° in the winter. HVAC controls include a seven day time clock with day-night set back controls. Locking covers are provided. The general office area shall be on a separate system from the drivers receiving and lounge area.

2.10	Electric and Lighting

A.	Provide electrical service to office as needed for 8000 sf.

B.	Electrical fixtures and devices shall be provided as needed:

•	2’x4’ parabolic fixtures with T8 lamps have been included in the Lobby and Conference areas. Standard prismatic lenses shall be used in all other areas.

•	Exit and emergency lighting as required.

•	Switching as required.

•	General purpose receptacles.

•	Dedicated receptacles for vending machines and copiers.

•	6 microwaves - each one is 110 volts and each one will pull 11 amps

•	1 Coffee Dispenser - 110 volt and pulls 16 amps

•	3 drink machines - each one is 110 volts and each one will pull 12 amps

•	1 sandwich machine - 110 volts and it will pull 16 amps

•	2 snack machines - 110 volts each and each will pull 3 amps

•	1 ice machine - 110 volts and it will pull 13 amps

•	Voice/data rough-in, which includes junction box set in the wall, with conduit and pullstring to above the ceiling.

•	Down lighting and dimmer for conference room.

•	480 volt feeders to roof-top equipment.

3- EXCLUSIONS AND CLARIFICATIONS

3.1	Services/Signs

Fire Alarms System and security monitoring system is by Tenant.

3.2	Provided by tenant if required

A.	Additional signage for building or offices.

B.	Telephone equipment and/or receptacles and wiring.

C.	Vending Equipment. (Ice maker, microwave, disposal and dish washer to be installed by Tenant)

D.	Interior color selection.

E.	Furniture and lockers

F.	Security systems or conduit for same.

G.	Emergency engine generator or UPS System.

H.	Electrical secondary service and connections beyond office requirements outlined here-in.

I.	Flagpoles.

J.	Vinyl wall-covering and ceramic tile

K.	Folding Partitions.

L.	Mezzanine.

L.	Leibert units or special heating and cooling of computer room.

Exhibit C
Allowed Hazardous Materials

None

Exhibit D
Form of Guaranty

     The undersigned, WILLIAMS-SONOMA, INC., a California corporation (“Guarantor”), as a material and necessary inducement to ROBERT PATTILLO PROPERTIES, INC., a Georgia corporation (“Landlord”), to enter into that certain Standard Industrial Lease Agreement (the “Lease”) dated as of even date herewith with POTTERY BARN, INC., a California corporation (“Tenant”), for that certain real property as more particularly described in the Lease (the "Property”), hereby agrees as follows:

     1. Guarantor hereby unconditionally and irrevocably guarantees to Landlord:

          (a) the payment when due of all costs, expenses, fees, rents and other sums payable by Tenant under the Lease and the full, faithful and prompt performance when due of each and every one of the terms, conditions and covenants to be kept and performed by Tenant under the Lease, including, without limitation, any and all (i) indemnification and insurance obligations, (ii) obligations to operate, rebuild, restore or replace the Property or any facilities or improvements now or hereafter constituting a portion of the Property, and (iii) obligations of the Tenant under the Lease resulting from the exercise of any renewal or expansion option under the Lease; and

          (b) the payment, on demand, of any fees, costs and charges of enforcement of the Lease, and the preservation and protection of Property and collateral from Tenant, if any, which would be owing by Tenant under clause (a) above, but for the effect of the federal Bankruptcy Code or any other state or local debtor relief law.

The foregoing obligations are hereafter collectively referred to as the "Guaranteed Obligations.” The Guaranteed Obligations shall not be reduced by any payments or performance made by any other guarantor or surety, the retention or receipt of any collateral, letter of credit or bond securing or otherwise supporting the Guaranteed Obligations, or the receipt of any collateral, letter of credit or bond securing or otherwise supporting the Guaranteed Obligations, or the receipt of any proceeds thereof. In the event of the failure of Tenant to pay or perform any of the Guaranteed Obligations when due, Guarantor shall forthwith pay or perform the same, as applicable, and pay all damages that may result from the non-payment or non-performance thereof to the full extent provided under the Lease. Guarantor acknowledges that the Guaranteed Obligations may exceed the payment or performance obligations of Tenant under the Lease. Payment by Guarantor shall be made to Landlord in immediately available federal funds to an account designated by Landlord.

     2. Guarantor represents, warrants and covenants that:

          (a) Guarantor has full power, authority and legal right to execute and to deliver and to perform and observe the obligations and provisions of this Guaranty;

          (b) this Guaranty has been duly executed and delivered by Guarantor, and constitutes the valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms;

          (c) Guarantor is solvent, has timely and accurately filed all tax returns required to be filed by it and is not in default in the payment of any taxes levied or assessed against it or any of its assets, or subject to any judgment, audit, order, decree, rule or regulation of any governmental authority which would, in each case or in the aggregate, adversely affect Guarantor’s financial condition; and

          (d) no consent, approval or other authorization of, or registration, declaration or filing with, any person or entity is required for the due execution and delivery by Guarantor of this Guaranty, or for the performance by or the validity or enforceability hereof against Guarantor, other than such consents, approvals, authorizations, registration, declarations, or filings that have previously been obtained or made.

     3. Guarantor hereby unconditionally and irrevocably indemnifies, protects and agrees to defend and hold harmless Landlord from and against, and agrees to reimburse Landlord for, any and all loss, cost or expense (including any and all first-party losses, costs or expenses), including costs and reasonable legal fees, arising from the breach or violation of any representation or warranty of Guarantor hereunder.

     4. In such manner, upon such terms and at such times as Landlord in its sole discretion deems necessary or expedient, and without notice to or consent by Guarantor, which notice and consent are hereby expressly waived by Guarantor, Landlord may do or perform any of the following: (a) alter, compromise, accelerate, extend or change the time or manner for the payment or the performance of any Guaranteed Obligation; (b) extend, amend or terminate the Lease; (c) release Tenant by consent to any assignment (or otherwise) as to all or any portion of the Guaranteed Obligations; (d) release, substitute or add any one or more guarantors, tenants or other obligors; (e) accept additional or substituted security for any Guaranteed Obligation; (f) if Landlord shall recover possession of the Property by summary proceedings or otherwise, Landlord at its option may repair, subdivide, alter or change the character of the Property from time to time as Landlord may deem appropriate, and may relet the Property or any part thereof for the whole or any part of the balance of the original term of the Lease and for such rent and upon other terms and conditions as Landlord may determine; (g) release or subordinate any security for any Guaranteed Obligation; and (h) Landlord may otherwise deal with Tenant or any other guarantor or any security or collateral held by Landlord as Landlord may determine in its sole and absolute discretion. No exercise or non-exercise by Landlord of any right hereby given Landlord, no neglect or delay in connection with exercising any such right, no dealing by Landlord with Tenant, any other guarantor or any other person, and no change, impairment, release or suspension of any right or remedy of Landlord against any person, including Tenant and any other guarantor or other person, shall in any way affect any of the obligations of Guarantor hereunder or any security furnished by Guarantor or give Guarantor any recourse or right of offset against Landlord. If Landlord has exculpated Tenant from liability in whole or in part

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and/or agreed to look solely to any security for the Guaranteed Obligations or any other asset for the satisfaction of the Guaranteed Obligations, such exculpation and/or agreement shall not affect the obligations of Guarantor hereunder, it being understood that Guarantor’s obligations hereunder are independent of the obligations of Tenant or any other guarantor, and are to be construed as if no such exculpation or agreement had been given to Tenant or any other guarantor. It is further understood and agreed that if any such exculpation or agreement has been or at any time hereafter is given to Tenant or any other guarantor, Landlord has done or will do so in reliance upon the agreement of Guarantor expressed herein.

     5. Guarantor hereby waives and relinquishes all rights and remedies accorded by applicable law to sureties and/or guarantors or any other accommodation parties, under any statutory provision, common law or any other provision of law, custom or practice, and agrees not to assert or take advantage of any such rights or remedies, including, without limitation, (a) any right to require Landlord to proceed against Tenant, any other guarantor or any other person or to proceed against or exhaust any security held by Landlord at any time or to pursue any other remedy in Landlord’s power before proceeding against Guarantor; (b) any defense that may arise by reason of the incapacity, lack of authority, insolvency, bankruptcy, death or disability of any other guarantor or other person or the failure of Landlord to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other guarantor or other person; (c) notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of Tenant, or additional indebtedness or obligation or of any action or non-action on the part of Tenant, or any creditor thereof, or on the part of any other guarantor or other person under any other instrument in connection with any obligation or evidence of indebtedness held by Landlord or in connection with any Guaranteed Obligation; (d) any defense based upon an election of remedies by Landlord which destroys or otherwise impairs any subrogation rights of Guarantor or any right of Guarantor to proceed against Tenant or any other party for reimbursement, or both; (e) any defense based upon any statute or rule of law including without limitation the federal Bankruptcy Code or any other state or local debtor relief law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (f) any duty on the part of Landlord to disclose to Guarantor any facts Landlord may now or hereafter know about Tenant, regardless of whether Landlord has reason to believe that any such fact materially increases the risk beyond that which Guarantor intends to assume or has reason to believe that any such fact is unknown to Guarantor or has a reasonable opportunity to communicate such fact to Guarantor, it being understood and agreed that Guarantor is fully responsible for being and keeping informed of the financial condition of Tenant and of all circumstances bearing on the risk of non-payment or non-performance of any Guaranteed Obligation; (g) any defense arising because of Landlord’s election, in any proceeding instituted under the federal Bankruptcy Code, of the application of Section 1111(b)(2) of the federal Bankruptcy Code; (h) any defense based upon the validity or enforceability of, or change in, this Guaranty; (i) any defense or rights arising under any appraisal, valuation, stay, extension, marshalling of assets, redemption or similar law or requirement, which may delay, prevent or otherwise affect the performance by Guarantor of any of the Guaranteed Obligations; (j) diligence,

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presentment and demand; (k) any requirement to mitigate any damages resulting from any default under the Lease; and (l) any defense based on any borrowing or grant of a security interest under Section 364 of the federal Bankruptcy Code. Without limiting the generality of the foregoing provisions or any other provision hereof, Guarantor hereby expressly waives any and all benefits which might otherwise be available to guarantors under the laws of the State of California, including California Civil Code Sections 2809, 2810, 2819, 2820, 2821, 2822, 2845, 2848, 2849 and 2850, in each instance to the extent such laws, or any of them, are applicable to this Guaranty, the Lease or any of the Guaranteed Obligations.

     6. Until all of the Guaranteed Obligations have been satisfied and discharged in full, Guarantor shall not exercise its right of subrogation and Guarantor hereby waives any right to enforce any remedy which Landlord now has or may hereafter have against Tenant, any other guarantor or any other party and any benefit of, and any right to participate in, any security or other assets now or hereafter held by Landlord with respect to the Lease.

     7. Existing and future indebtedness and other obligations to Guarantor of Tenant and the right of Guarantor to withdraw any capital invested by Guarantor in Tenant is hereby subordinated to the Guaranteed Obligations. From and after the occurrence of any default under the Lease, no portion of such subordinated indebtedness or capital shall be paid or withdrawn, nor will Guarantor accept any payment of or on account of any such indebtedness or as a withdrawal of capital, without the prior written consent of Landlord. At Landlord’s request, Guarantor shall cause Tenant or such other party to pay to Landlord all or any part of such subordinated indebtedness or capital which Guarantor is entitled to withdraw for application by Landlord to the Guaranteed Obligations. Any payment of such subordinated indebtedness and any capital which Guarantor is entitled to withdraw which is received by Guarantor after receipt of the above-referenced request shall be received by Guarantor in trust for Landlord, and Guarantor shall cause the same to be paid immediately to Landlord on account of the Guaranteed Obligations.

     8. Guarantor shall file in any bankruptcy or other proceedings in which the filing of claims is required by law all claims which Guarantor may have against Tenant or relating to any indebtedness or obligations of Tenant to Guarantor and will assign to Landlord all rights of Guarantor thereunder. If Guarantor does not file any such claim, Landlord, as attorney-in-fact for Guarantor, is hereby authorized to do so in the name of Guarantor or, in Landlord’s discretion, to assign the claim to a nominee and to cause a proof of claim to be filed in the name of Landlord’s nominee. The foregoing power of attorney is coupled with an interest and is irrevocable. Landlord or its nominee shall have the sole right to accept or reject any plan proposed in any such proceeding and to take any other action which a party filing a claim is entitled to do. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Landlord the amount payable on such claim and, to the full extent necessary for that purpose, Guarantor hereby assigns to Landlord all of Guarantor’s rights to any such payments or distributions to which Guarantor would otherwise be entitled; provided, however, that Guarantor’s obligations hereunder shall not

4

be satisfied except to the extent that Landlord receives cash in full or property acceptable to Landlord by reason of such payment or distribution. If Landlord receives anything under this Guaranty other than cash in full or property acceptable to Landlord, the same shall be held as collateral for amounts due under this Guaranty.

     9. With or without notice to Guarantor, Landlord, in Landlord’s sole discretion and at any time and from time to time and in such manner and upon such terms as Landlord deems fit, may (a) apply any or all payments or recoveries from Tenant or from any other guarantor or realized from any security, in such manner and order of priority as Landlord may determine, to any indebtedness or obligation of Tenant with respect to the Lease, whether or not such indebtedness or is otherwise secured or is due at the time of such application, and (b) refund to Tenant any payment received by Landlord under the Lease.

     10. The amount of Guarantor’s liability and all rights, powers and remedies of Landlord hereunder and under any other agreement now or at any time hereafter in force between Landlord and Guarantor, including, without limitation, any other guaranty executed by Guarantor relating to any indebtedness or other obligation of Tenant to Landlord, shall be cumulative and not alternative, and such rights, powers and remedies shall be in addition to all rights, powers and remedies given to Landlord by law. This Guaranty is in addition to and exclusive of any other guaranty of the Guaranteed Obligations, including, without limitation, any other guaranty.

     11. The obligations of Guarantor hereunder are primary, direct and independent of the obligations of Tenant, including, without limitation, any other guarantor, and, in the event of any default under the Lease (following the expiration of any applicable grace period), a separate action or actions may be brought and prosecuted against Guarantor, whether or not Tenant, including, without limitation, any other guarantor, is joined therein or a separate action or actions are brought against Tenant, including, without limitation, any other guarantor. Landlord may maintain successive actions for other defaults. Landlord’s rights hereunder shall not be exhausted by its exercise of any of its rights or remedies or by any such action or by any number of successive actions until and unless all Guaranteed Obligations have been paid in full in cash or performed in full.

     12. Guarantor shall pay to Landlord reasonable attorneys’ fees and all costs and other expenses which Landlord expends or incurs in collecting or compromising or enforcing payment or performance of the Guaranteed Obligations or in enforcing this Guaranty, whether or not suit is filed, including, without limitation, all reasonable attorneys’ fees and all costs and other expenses expended or incurred by Landlord in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving Guarantor which in any way affects the exercise by Landlord of its rights and remedies hereunder.

     13. If any provision or portion of this Guaranty is declared or found by a court of competent jurisdiction to be unenforceable or null and void, such provision or portion

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hereof shall be deemed stricken and severed from this Guaranty, and the remaining provisions and portions hereof shall continue in full force and effect.

     14. Within ten (10) calendar days after Guarantor receives any request from Landlord for such information, Guarantor will execute and deliver to Landlord, and to any third party designated by Landlord, in recordable form, a certificate reciting that: (i) this Guaranty is unmodified and in full force and effect, or that this Guaranty is in full force and effect as modified and setting forth all modifications thereto; and (ii) no event has occurred which, with the passage of time or the giving of notice or both, would constitute or entitle Guarantor to any defense, offset, counterclaim or exoneration under this Guaranty or, if any such event has occurred, specifying such event and setting forth the defense, offset, counterclaim or right of exoneration resulting therefrom. Guarantor expressly agrees that any such certificate executed and delivered by Guarantor may be relied upon by Landlord and any other person to whom the certificate is delivered without independent investigation or examination to determine the accuracy, reasonableness or good faith of the information and recitals contained in such certificate.

     15. This Guaranty shall inure to the benefit of Landlord, its successors and assigns, including, without limitation, the assignees of any of the Guaranteed Obligations, and any subsequent landlords or encumbrancers of the Property, and shall bind the heirs, executors, administrators, personal representatives, successors and assigns of Guarantor, whether by operation of law or otherwise; provided, however, that Guarantor may not, without Landlord’s prior written consent, which such consent may be granted or withheld in Landlord’s sole discretion, assign or transfer any of its rights, powers, duties or obligations hereunder. This Guaranty may be assigned by Landlord with respect to all or any portion of the Guaranteed Obligations to any subsequent landlords or encumbrancers of the Property. When so assigned, Guarantor shall be liable to the assignees under this Guaranty without in any manner affecting the liability of Guarantor hereunder with respect to any of the Guaranteed Obligations retained by Landlord.

     16. Guarantor’s failure to perform any of the covenants, obligations or duties of Guarantor set forth in this Guaranty shall constitute an “Event of Default” under this Guaranty, without Landlord being required to give Guarantor written notice of such Event of Default or any opportunity to cure such Event of Default. Guarantor acknowledges and agrees that an Event of Default under this Guaranty shall also constitute a material default under the Lease.

     17. No provision of this Guaranty or right of Landlord hereunder can be waived in whole or in part, nor can Guarantor be released from its obligations hereunder, except by a writing duly executed by an authorized officer, member, or partner, as applicable, of Landlord.

     18. When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural and the masculine shall include the feminine and neuter and vice versa. The word “person” as used herein shall include any individual, company, firm, association, partnership, corporation, trust or other legal entity of any kind whatsoever. The term “Tenant,” as used herein, shall mean

6

the party herein so named and its respective successors and assigns, whether by operation of law or otherwise, including, without limitation, a debtor in possession under Chapter 11 of the federal Bankruptcy Code and any other person at any time assuming or succeeding to all or substantially all of the Guaranteed Obligations. If more than one person or entity is a Guarantor hereunder, the obligations of all such persons and/or entities shall be joint and several.

     19. Guarantor represents and warrants that the value of the consideration received, and to be received, by Guarantor in connection with the transactions contemplated under the Lease is worth at least as much as the liabilities and obligations of Guarantor under this Guaranty, and that such liabilities and obligations are expected to benefit Guarantor either directly or indirectly.

     20. EXCEPT WHERE FEDERAL LAW IS APPLICABLE AND UNLESS OTHERWISE EXPRESSLY PROVIDED HEREIN, THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF CALIFORNIA.

     21. GUARANTOR REPRESENTS AND ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS AND OBLIGATIONS HEREUNDER.

     Guarantor’s Initials: EAM
      22. Except as provided in any other written agreement now or at any time hereafter in force between Landlord and Guarantor, this Guaranty shall constitute the entire agreement of Guarantor with Landlord with respect to the subject matter hereof, and no representation, understanding, promise or condition concerning the subject matter hereof shall be binding upon Landlord or Guarantor unless expressed herein.

     23. This Guaranty shall remain in full force and effect and continue to be effective in the event any petition is filed by or against Tenant or Guarantor (or any one of them) for liquidation or reorganization, in the event Guarantor becomes insolvent or makes an assignment for the benefit of creditors or in the event a receiver or trustee is appointed for all or any significant part of the assets of Tenant or Guarantor, and shall continue to be effective or be reinstated, as the case may be, if at any time payment or performance of the Guaranteed Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by Landlord, whether as a “voidable preference,” “fraudulent conveyance” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

     24. Guarantor will from time to time promptly execute and deliver all further instruments and take all further action that may be necessary or desirable, or that Landlord may reasonably request, in order to enable Landlord to exercise and enforce its

7

rights and remedies under this Guaranty or to carry out the provisions and purposes hereof.

     25. Any notice, demand and other communication hereunder shall be given in accordance with the provisions therefore set forth in the Lease, except that for purposes of this Guaranty the address for notice for Guarantor is set forth below its signature hereto.

     26. Guarantor acknowledges that this Guaranty has been fully negotiated at arms’ length between Guarantor and Landlord and Guarantor has carefully read and reviewed this Guaranty and understands it contents. Guarantor has had the opportunity to review this Guaranty with, and seek the advice of, legal counsel and/or other representatives chosen by Guarantor. Guarantor acknowledges that Landlord’s counsel has drafted this Guaranty and, notwithstanding such fact, this Guaranty shall not be construed against Landlord on account hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of this 1st day of December, 2003.

GUARANTOR:

WILLIAMS-SONOMA, INC., a California corporation

By:	/s/ ED MUELLER
Name: Ed Mueller Title: President

By:	/s/ SETH R. JAFFE
Name: Seth R. Jaffe Title: Secretary

Addresses for Notices:

3250 Van Ness Avenue San Francisco, CA 94109

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Exhibit E
Location of Driveway

Exhibit F
Form of SNDA

SUBORDINATION NON-DISTURBANCE ATTORNMENT AGREEMENT

     This Subordination Non-Disturbance Attornment Agreement (“Agreement”) is made by and between POTTERY BARN, Inc., a California corporation, as “Tenant”, and_____, a_____, as “Lender”, and Robert Pattillo Properties, Inc., a Georgia corporation, as “Landlord”.

RECITALS

     A. On November_____, 2003 Landlord and Tenant entered into a written lease (“Lease”) for certain premises in the City of Olive Branch, Desoto County, and State of Mississippi, which are more particularly described in Exhibit 1 (“Premises”), attached and incorporated into this Agreement; and

     B. Lender is the holder of a lien and encumbrance on the Premises as security for the obligation of Landlord pursuant to a document entitled Mortgage, recorded at               in the public records of DeSoto County, Mississippi (“Mortgage”); and

     THEREFORE, in consideration of the mutual covenants contained in this Agreement, Tenant, Mortgagee and Landlord agree as follows:

     1. Subordination. Tenant, Landlord and Lender agree that the Lease is (or is hereby made) and will remain, subject and subordinate in all respects to the Mortgage and to all renewals, modifications, replacements, substitutions or extensions thereof, subject to the terms of this Agreement.

     2. Non-disturbance. So long as Tenant is not in default under the Lease beyond any applicable notice and cure periods, Lender agrees for itself and its successors in interest and for any purchaser of the Premises upon a foreclosure of the Mortgage for the foreclosure of the Mortgage or the sale of the Premises, Tenant shall not be named as a party therein unless such joinder shall be required by law, provided, however, such joinder shall not result in the termination of the Lease or disturb the Tenant’s possession, quiet enjoyment or use of the premises demised thereunder, and the sale of the Premises in any such action or proceeding and the exercise by Lender of any of its other rights under the Mortgage shall be made subject to all rights of Tenant under the Lease. For the purposes of this Agreement, a “foreclosure” shall include (but not be limited to) a sheriff’s or trustee’s sale under the power of sale contained in the Mortgage, and any other transfer of the Landlord’s interest in the Premises under peril of foreclosure, including, without limitation, the generality of the foregoing, an assignment or sale in the lieu of foreclosure.

     3. Attornment. If Lender succeeds to the interest of the landlord under the Lease, through foreclosure of the Mortgage, deed in lieu of foreclosure, or other means, Tenant will be bound to Lender under all of the terms of the Lease for the balance of the term with the same force and effect as if Lender were the landlord named in the Lease, and Tenant will attorn to Lender as its landlord, the attornment to be effective and self-operative, without the execution of any further instruments, immediately upon Lender succeeding to the interest of the landlord under the Lease. Lender agrees that Tenant will be under no obligation to pay rent to Lender until Lender has succeeded to the interest of the landlord under the Lease and has so notified Tenant in writing. The respective rights and obligations of Tenant and Lender upon such attornment will, for the balance of the term of the Lease, be the same as now set forth in the Lease, it being the intention of the parties for this purpose to incorporate the Lease into this Agreement by reference.

     4. No Liability. Lender and Tenant agree that if Lender or any other party that succeeds to the interest of the landlord under the Lease (collectively, “Successor”) shall become the owner of the Premises by reason of the foreclosure of the Mortgage or the acceptance of a deed or assignment in lieu of foreclosure or otherwise, the Lease shall not be terminated or affected thereby but shall continue in full force and effect as a direct lease between Successor and Tenant upon all of the terms, covenants and conditions set forth in the Lease and in that event, Tenant agrees to attorn to Successor and Successor agrees to accept such attornment, provided, however, that Successor shall not be:

          (a) liable for any act or omission of any prior landlord (including Landlord), or

          (b) subject to any offsets or defenses that Tenant might have against any prior landlord (including Landlord); or

          (c) bound by any rent or additional rent which is payable on a monthly basis and which Tenant might have paid for more than one (1) month in advance to any prior landlord (including Landlord), unless such prepayment is required under the Lease; or

          (d) bound by any amendment or modification of the Lease which would change the term of the Lease (except for any possible extensions that are already described in the Lease) or the fixed rent specified therein (except as may relate to the expansion contemplated in the Lease) made without Lender’s prior written consent.

     5. Lender’s Consent. Tenant shall not, without obtaining the prior written consent of Lender, (a) enter into any agreement amending or modifying the Lease which would change the term of the Lease (except for any possible extensions that are already described in the Lease) or the fixed rent specified therein (except as may relate to the expansion contemplated in the Lease) or (b) prepay any of the rents, additional rents or other sums due under the Lease for more than one (1) month in advance of the due dates thereof, unless such prepayment is required under the terms of the Lease.

     6. Lender to Receive Notices. Tenant shall provide Lender with copies of all written notices of any default by Landlord sent to Landlord pursuant to the Lease simultaneously with the transmission of such notices to the Landlord. Lender shall have the right to remedy any Landlord default under the Lease, or to cause any default of Landlord under the Lease to be remedied during the same time period as Landlord as set forth in the Lease. Tenant shall accept performance by Lender of any term, covenant, condition or agreement to be performed by Landlord under the Lease with the same force and effect as though performed by Landlord.

     7. Binding Effect. The rights and obligations of Tenant and Lender will bind and inure to the benefit of their respective successors and assigns.

Lender

By:

Its:

Tenant

Pottery Barn, Inc., a California corporation

By:

Its:

Landlord

Robert Pattillo Properties, Inc., a Georgia corporation

By:

Its: